As filed with the Securities and Exchange Commission on February 18, 2000
                                                      Registration No. 333-91817


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------


                          PRE-EFFECTIVE AMENDMENT NO. 3


                                       TO

                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                           COMMERCEFIRST BANCORP, INC.
                 (Name of small business issuer in its charter)


           Maryland                                6021                           52-2180744
 (State of other jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer Identification
 incorporation or organization)         Classification Code Number)                  Number)


                                705 Melvin Avenue
                                    Suite 104
                            Annapolis, Maryland 21401
                                  410.280.6673
          (Address and telephone number of principal executive offices)

                        Richard J. Morgan, President and
                             Chief Executive Officer
                           CommerceFirst Bancorp, Inc.
                                705 Melvin Avenue
                                    Suite 104
                            Annapolis, Maryland 21401
                                  410.280.6673
   (Name, address, including zip code, and telephone number agent for service)

                                   Copies to:

      Noel M. Gruber, Esquire                   Stephen C. Hosea, Esquire
      David H. Baris, Esquire                    Garth E. Beall, Esquire
    Kennedy, Baris & Lundy, L.L.P           McNamee, Hosea, Jernigan & Kim, P.A.
   4701 Sangamore Road, Suite P-15               6411 Ivy Lane, Suite 200
      Bethesda, Maryland 20816                  Greenbelt, Maryland 20770

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]











                                           CALCULATION OF REGISTRATION FEE

===========================================================================================================================
 Title of Shares to be     Amount to be      Proposed Maximum           Proposed Maximum         Amount of Registration Fee
      Registered            registered      Offering Price Per Unit  Aggregate Offering Price
===========================================================================================================================
Common stock                1,000,000            $10.00                   $10,000,000               $2,780.00(2)
Warrants                      150,000                --                            --                   --
Common stock issuable upon
     exercise of warrants     150,000            $10.00                   $ 1,500,000               $  396
===========================================================================================================================


(1) Registration fee calculated in accordance with Rules 457(a).

(2) Previously paid in connection with initial filing of registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

        800,000 SHARES OF COMMON STOCK to the Public - $10.00 per Share
                          MINIMUM PURCHASE - 100 SHARES
          150,000 WARRANTS TO PURCHASE COMMON STOCK - TO THE ORGANIZERS
                      EXERCISE PRICE - $10.00 PER WARRANT
                           COMMERCEFIRST BANCORP, INC.


         CommerceFirst Bancorp, Inc. is being organized to be the holding company for a state chartered commercial bank in the process of organization, CommerceFirst Bank, to be headquartered in Annapolis, Maryland.

         CommerceFirst Bancorp is offering to sell up to 800,000 shares of its common stock at a price of $10.00 per share. CommerceFirst Bancorp may also sell up to an additional 200,000 shares of common stock if the number of shares subscribed for exceeds the number of shares offered. No shares will be sold unless acceptable subscriptions for at least 650,000 shares are received.

         This offering will continue until April 28, 2000, unless extended in the discretion of the Board of Directors. Until your subscription is accepted all funds will be placed in an escrow account at Bank of America, N.A.


         Our organizers have expended significant efforts and invested significant resources in the organization of CommerceFirst Bancorp and CommerceFirst Bank. In consideration of their efforts and financial risk the organizers will be entitled to receive up to 150,000 warrants to purchase shares of common stock. The actual number of warrants will equal 15% of the total number of shares sold in the offering. Each organizer will receive 2,500 warrants and then all remaining warrants available for issuance will be distributed to each organizer in proportion to the number of shares purchased by the organizer and his affiliates as compared to the total number of shares purchased by all organizers and their affiliates in the offering. No organizer will receive more than one warrant for each share the organizer and his affiliates purchase in the offering.

                                -----------------


SHARES OF COMMERCEFIRST BANCORP'S COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTING IN COMMON STOCK INVOLVES INVESTMENT RISKS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.


                                                                  Total - Minimum           Total - Maximum
                                                                  number of shares         number of shares
                                              Per share            subscribed for           subscribed for
                                            ---------------     ---------------------    ----------------------
Price to public                                 $10.00               $6,500,000                8,000,000
Gross proceeds of the offering                  $10.00               $6,500,000               $8,000,000
Underwriting discounts and commissions           None                   N/A                       N/A
Net  proceeds  of  the  offering   (before
expenses)                                        N/A                 $6,500,000               $8,000,000

                The date of this prospectus is ___________, 2000

                                TABLE OF CONTENTS

                                                                            PAGE

Summary........................................................................3
Risk Factors...................................................................6
The Offering..................................................................11
Use of Proceeds...............................................................16
Business of CommerceFirst Bancorp.............................................17
Capitalization of CommerceFirst Bancorp.......................................18
Business of CommerceFirst Bank................................................18
Management's Plan of Operation................................................24
Supervision and Regulation....................................................25
Management....................................................................30
Executive Compensation and Certain
   Transactions with Management...............................................35
Shares Eligible for Future Sale...............................................38
Description of Securities.....................................................39
Litigation....................................................................40
Legal Matters.................................................................40
Experts.......................................................................40
Additional Information About CommerceFirst Bancorp ...........................41
Index to Financial Statements.................................................42

                                     SUMMARY

         This summary presents selected information from this prospectus. You should carefully read this entire document in order to understand this offering. Items in this summary include page references that direct you to more complete descriptions in this document of the topics discussed.

                                  THE OFFERING

         General. CommerceFirst Bancorp, Inc. is offering to sell up to 800,000 shares of its common stock at an offering price of $10.00 per share. CommerceFirst Bancorp may also sell up to an additional 200,000 shares of common stock if the number of shares subscribed for exceeds the number of shares offered. CommerceFirst Bancorp will also issue to its organizers up to 150,000 warrants to purchase shares of common stock at an exercise price of $10.00 per share. CommerceFirst Bancorp will not receive any additional payment for the issuance of the warrants. Each organizer will receive a minimum of 2,500 warrants and a maximum of one warrant for each share purchased by the organizer and his affiliates in the offering, subject to an overall limit on the number of warrants issued of 15% of the number of shares sold in the offering. See "Executive Compensation and Certain Transactions with Management -- Warrant Plan" (page 36), and "Description of Securities" (page 37).

         No shares will be sold unless acceptable subscriptions for at least 650,000 shares are received. Share subscriptions for which the purchase price will be paid by submitting shares purchased with organizer contributions will be counted in determining whether the minimum is met. See "Management's Plan of Operation" (page 21). Directors and officers of CommerceFirst Bancorp and CommerceFirst Bank may, but are not obligated to, purchase more shares than they currently expect to purchase if necessary to meet the minimum subscription required for completion of the offering. See "Risk Factors" (page 6) and "Management" (page 29).

         The minimum number of shares which may be subscribed for by any person is 100. The maximum number of shares which any person, or group of affiliated or related persons may subscribe is 5% of the total number of shares sold in the offering, or 32,500 shares ($325,000) if the minimum number of shares is sold, 40,000 shares if the maximum number of shares is sold, and 50,000 shares ($500,000) if all of the oversubscription shares are sold. CommerceFirst Bancorp may, however, permit larger subscriptions in its discretion. It is currently the intention of the CommerceFirst Bancorp to permit larger subscriptions for certain of the organizers. A person subscribing for 5% or more of the common stock may be required to file applications with state or federal bank regulatory agencies as a condition of the purchase. CommerceFirst Bancorp reserves the right to reduce, or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such approval is not obtained prior to the termination of the offering. "The Offering - General" (page 11).

         The offering is being conducted through the efforts of the organizing directors and officers of CommerceFirst Bancorp and CommerceFirst Bank, with the limited assistance of Koonce Securities, Inc., a registered broker dealer, in order to comply with the securities laws of the jurisdictions in which the common stock will be offered. See "The Offering - Manner of Distribution" (page
14).


         Proceeds of the Offering. If the maximum number of the shares being offered is sold, the gross proceeds of the offering will be $8,000,000 and the net proceeds of the offering will be $7,890,000, after estimated expenses of the offering. If the minimum number of shares being offered are sold, the gross proceeds of the offering will be $6,500,000, and the net proceeds will be $6,390,000, after expenses. If all of the oversubscription shares are sold, then the gross proceeds will be $10,000,000, and the net proceeds will be $9,890,000 after expenses.


         Use of Proceeds. The first $6,000,000 of the net proceeds of the offering will be used to purchase all of the then-issued shares of common stock of CommerceFirst Bank. If applicable federal or state bank regulatory agencies require or permit a different minimum capitalization for CommerceFirst Bank, CommerceFirst Bancorp may, but is not required to, purchase all of the then-issued shares of common stock of CommerceFirst Bank for that greater or lesser amount. Net proceeds in excess of $6,000,000 (or such other minimum amount that the federal or state bank regulatory agencies may require or permit) will be invested in short term U.S. government securities or other investments authorized for bank holding companies, until such proceeds are used as working capital or contributed to CommerceFirst Bank. In addition to acting as the holding company for CommerceFirst Bank, CommerceFirst Bancorp may engage in non-banking activities permissible for bank holding companies, including but not limited to leasing and mortgage banking activities. Whether or not CommerceFirst Bancorp contributes additional proceeds of the offering to CommerceFirst Bank will depend on the total amount raised.

         CommerceFirst Bank will use the funds contributed by CommerceFirst Bancorp to furnish and equip its facilities, to provide working capital, and for its general corporate purposes, including use in its lending and investment activities. See "Use of Proceeds" (page 16).

         Termination of the Offering. The offering will run until April 28, 2000, unless the Board of Directors of CommerceFirst Bancorp elects to extend the offering to a date not later than June 30, 2000. See "The Offering - General" (page 11).


         Procedure for Subscribing to Shares. To subscribe for shares, you should complete the subscription agreement accompanying this prospectus and submit it, along with payment in full for the shares, to Koonce Securities, Inc., the subscription agent for the offering, prior to the expiration of the offering. You should carefully follow the instructions contained in this prospectus under the caption "The Offering" and those included on the order form. See "The Offering - Method of Subscription (page 11).


         Escrow Account. Until a subscription is accepted, subscription funds will be held in an in an escrow account under the control of an independent escrow agent. If the offering is not completed, or if your subscription is not accepted in whole or in part, your funds will be promptly returned without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of the investor's state of residence specifically requires. See "The Offering - Escrow Account; Release of Funds" (page 13).


                           COMMERCEFIRST BANCORP, INC.

COMMERCEFIRST BANCORP, INC.
705 Melvin Avenue
Suite 104
Annapolis, Maryland 21401
410.280.6673


         CommerceFirst Bancorp, Inc. was incorporated under Maryland law on July 9, 1999, to be the bank holding company for CommerceFirst Bank. CommerceFirst Bank is in the process of being chartered as a Maryland commercial bank and will be headquartered in Annapolis, Maryland. Subject to receipt of regulatory approvals, CommerceFirst Bank will be a member of the Federal Reserve System. CommerceFirst Bancorp will initially use $6,000,000 (or other minimum amount that may be required or permitted by the applicable federal or state bank regulatory agencies) of the proceeds of this offering to purchase all of the then-issued shares of the common stock of CommerceFirst Bank. In addition to serving as the holding company for CommerceFirst Bank, CommerceFirst Bancorp may engage in other business activities permitted for bank holding companies. See "Use of Proceeds" (page 16) and "CommerceFirst Bancorp, Inc. - Supervision and Regulation" (page 24).

         Neither CommerceFirst Bancorp nor CommerceFirst Bank has commenced operations and neither will do so unless this offering is completed and the approvals of the Maryland Department of Financial Regulation, Board of Governors of the Federal Reserve System and Federal Deposit Insurance Corporation are received. As of December 31, 1999 CommerceFirst Bancorp's assets were $150,786, consisting of cash and equipment, and its total shareholders' equity was $48,817.

         CommerceFirst Bancorp's organizational activities have been funded by the purchase of organizer shares by each of the 13 organizers. Each organizer purchased 25 shares of common stock at a price of $1,000 per share, or an aggregate of $325,000 and 325 shares of common stock. Organizers will purchase additional shares of common stock at $1,000 per share as necessary to provide additional funds for CommerceFirst Bancorp's organizational activities prior to the completion of this offering. Each of these shares will be used for the purchase of 100 shares of common stock in the offering. The shares to be purchased in the offering with the organizers shares will be counted in determining whether the minimum number of shares is subscribed for in the offering. See "Management's Plan of Operation" (page 23).

         CommerceFirst Bank has not yet engaged in any business operations and is in the process of obtaining the approvals necessary to commence operations as a commercial bank. It is anticipated that CommerceFirst Bank, which will have a primary market area in Anne Arundel County, Maryland, will open in the second quarter of 2000, although we cannot be sure as to the date actual operations will begin. See "Business of CommerceFirst Bancorp" (page 17).

         CommerceFirst Bancorp and CommerceFirst Bank are being organized by a group of individuals active in business, professional, banking, financial and charitable activities in Anne Arundel, Prince George's, Howard and Calvert Counties, Maryland, and the surrounding areas, and Citizens Incorporated, the registered bank holding company for The Citizens National Bank of Evans City, a $336 million asset financial institution based in Evans City, Pennsylvania, with which CommerceFirst Bank expects to work cooperatively in the future. See - "Management - Other Organizers of CommerceFirst Bancorp and CommerceFirst Bank" (page 34). Many of the organizers and proposed Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank have significant prior experience and contacts from service with other successful community banks. See "Management" (page 29). We currently intend to seek to establish branch offices of CommerceFirst Bank as rapidly as possible in order to more effectively service anticipated customer relationships, and better compete in a highly competitive environment, including the establishment of two branch offices within thirty-six months of opening for business. There can be no assurance that we will be able to establish any additional branches, that any of the anticipated relationships will materialize, or that CommerceFirst Bank will be able to compete successfully.

         Organizer Warrants. Upon completion of the offering, and subject to regulatory approval, the organizers of CommerceFirst Bancorp and CommerceFirst Bank will receive warrants to purchase a number of shares of common stock equal to 15% of the total number of shares sold in the offering (97,500 shares if the minimum number of shares are sold, 120,000 shares if the maximum number of shares are sold and 150,000 shares if all of the oversubscription shares are sold). In general, the warrants will have a term of ten years and will vest over a three year period. If not exercised, the warrants will be subject to mandatory exercise or termination after the organizer ceases to be a director of CommerceFirst Bank or CommerceFirst Bancorp. The warrants will have an exercise price equal to $10.00 per share. See "Executive Compensation and Certain Transactions with Management - Warrant Plan" (page 36).

         Stock Options. Upon completion of the offering, and subject to regulatory approval and approval a majority of the outstanding common stock after this offering, CommerceFirst Bancorp intends to adopt a Stock Option Plan to attract and retain highly qualified personnel. The plan would be administered by a committee appointed by the Board and would provide incentive options available for grant to officers and key employees of CommerceFirst Bancorp and CommerceFirst Bank. The exercise price under each incentive stock option would not be less than 100% of the fair market value of the shares on the date the option is granted. The plan would have a ten year term, and the term of the options would be limited to ten years. See "Executive Compensation and Certain Transactions with Management - Incentive Stock Option Plan" (page 35).

                                  RISK FACTORS


         An investment in the common stock involves various risks. You should carefully consider the risk factors listed below. These risk factors may cause CommerceFirst Bancorp's future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks which we are not aware of, or which we do not believe are material, may cause our earnings to be lower, or hurt our future financial condition. You should read this section together with the other information in this prospectus .


         AN ACTIVE PUBLIC MARKET WILL PROBABLY NOT EXIST FOR OUR COMMON STOCK AFTER THE OFFERING, AND THEREFORE SHAREHOLDERS MAY NOT BE ABLE TO EASILY SELL THEIR COMMON STOCK.


         While the common stock will be freely transferable by most shareholders, we do not expect that there will be an active market for trading the common stock following the offering. We cannot be sure that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of the common stock will be higher or lower than the offering price. While we currently intend to list the common stock on The Nasdaq National Market, The Nasdaq SmallCap Market or another securities market as soon as it meets the listing requirements, the common stock will not be listed immediately after completion of the offering. Additionally, even if qualified, future events may cause us to elect not to seek listing on Nasdaq or another market. There can be no assurance that trading in the over-the-counter market or through brokers or market makers will develop. As a result, an investment in the common stock may be relatively illiquid. See "The Offering - Limited Market for Common Stock" (page 14).

         COMMERCEFIRST BANCORP AND COMMERCEFIRST BANK DO NOT HAVE A PROVEN HISTORY OF SUCCESSFUL OPERATIONS OR PROFITABILITY, AND WE CANNOT GIVE ANY ASSURANCE THAT WE WILL EVER BE PROFITABLE.

         CommerceFirst Bancorp and CommerceFirst Bank are in the process of organization, and neither has any prior operating history. CommerceFirst Bancorp had a loss of $283,817 for the period July 9, 1999 to December 31, 1999. CommerceFirst Bancorp will not have any initial business activities other than acting as the holding company for CommerceFirst Bank and investing the proceeds of the offering, and its profitability will primarily depend on the results of operations of its principal asset, CommerceFirst Bank. Although the organizing directors and executive officers have significant experience and contacts in the market in which CommerceFirst Bank will operate, it is expected that CommerceFirst Bank will incur operating losses during its initial years of operation, and may not achieve significant profitability, if at all, for at least three years. No assurance can be given as to CommerceFirst Bank's long-term profitability. The cost of opening branch offices may further delay profitability. There can be no assurance that CommerceFirst Bank will receive approval to establish its first two branches as planned. See "Business of CommerceFirst Bancorp" (page 17).


         OUR  ORGANIZATIONAL  DOCUMENTS  HAVE  PROVISIONS  WHICH MAY  PREVENT AN
ACQUISITION OF THE COMPANY EVEN IF A MAJORITY OF SHAREHOLDERS FAVOR THE ACQUISITION.


         CommerceFirst Bancorp's Articles of Incorporation and Bylaws contain provisions which may be seen as having an "antitakeover" effect. These provisions, which include provisions that require: the request of shareholders owning 50% of the outstanding shares to call a special meeting of shareholders; the vote of 80% of the outstanding shares to approve certain business combinations and amendments to the Articles of Incorporation and Bylaws, in addition to the statutory two thirds vote requirement; a classified board of directors; and the absence of cumulative voting in the election of directors, may have the effect of entrenching the current management. As a result of these provisions, shareholder efforts to make changes in the conduct of CommerceFirst Bancorp's business or to sell the company may be defeated, even if such shareholders hold a majority of the common stock, or if such efforts are in the best interests of a majority of shareholders. The overall effect of these provisions could:
o   make CommerceFirst Bancorp less attractive to a potential acquiror;
o deter a non-negotiated offer to acquire CommerceFirst Bancorp which a majority of shareholders might view as being in their best interests, and which could include substantial premium over the market price for the common stock;
o   result in a lower market price of the common stock.
See "Management" (page 29) and "Description of Securities - Certain Provisions of the Articles of Incorporation" (page 37)

         DIRECTORS AND OFFICERS OF COMMERCEFIRST BANCORP AND COMMERCEFIRST BANK WILL OWN AT LEAST 33%, AND POSSIBLY MORE THAN 50%, OF THE OUTSTANDING COMMON STOCK. AS A RESULT OF THEIR OWNERSHIP, THEY COULD DECIDE THE OUTCOME OF MATTERS SUBMITTED TO SHAREHOLDER VOTE, INCLUDING THE ELECTION OF DIRECTORS AND VOTES ON SOME ACQUISITIONS OF THE COMPANY, WITHOUT THE VOTES OF OTHER SHAREHOLDERS. THE RESULTS OF THE VOTE MAY BE CONTRARY TO THE DESIRES OR INTERESTS OF THE PUBLIC SHAREHOLDERS.

         Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank and their affiliates intend to purchase at least 330,000 shares of common stock in the offering. These persons may purchase a greater or lesser number of shares in the offering. If such persons purchase the number of shares indicated, then at least 33% of the common stock (if all of the oversubscription shares are sold), and as much as 50.77% of the common stock (if the minimum number of shares are sold) will be owned by Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank and their affiliates. This level of ownership may enable these persons to elect the entire Board of Directors, if they voted together. See "Management" (page 29).

         By voting against a proposal submitted to shareholders, the Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank, as a group, would be able to block approval of any proposal submitted to shareholders which requires an 80% vote of shareholders (such as certain votes under Maryland's statute regarding business combinations with certain "interested stockholders"), and make approval more difficult for proposals requiring the vote of two thirds of shareholders (such as mergers, share exchanges, certain asset sales, and amendments to CommerceFirst Bancorp's Articles of Incorporation). See "Management" (page 29) and "Description of Securities - Certain Provisions of the Articles of Incorporation" (page 38).


         COMMERCEFIRST BANK'S LOAN PORTFOLIO WILL CONSIST MAINLY OF COMMERCIAL AND COMMERCIAL REAL ESTATE RELATED LOANS, WHICH HAVE A HIGHER DEGREE OF RISK THAN OTHER TYPES OF LOANS.


         CommerceFirst Bank intends to operate primarily as a commercial bank, providing lending services, mainly to various types of small and medium size businesses and professional organizations. These types of loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors which may cause a borrower to be unable to repay its obligations. See "Business of CommerceFirst Bank - Primary Business Area and Proposed Services" (page 18).


         THE BOARD OF DIRECTORS DETERMINED THE OFFERING PRICE AT AN ARBITRARY AMOUNT, IN ITS DISCRETION.


         The subscription price of the common stock and the exercise price of the warrants have been arbitrarily determined by the Board of Directors of CommerceFirst Bancorp, and no independent investment banking firm was retained to assist in such determination. The $10.00 per share price bears no relationship to the assets, earnings, book value or other established measure of value; rather, in fixing the offering price the Board considered, a variety of factors, including:
    o the subscription prices of securities offered by other newly organized financial institutions and bank holding companies,
    o   the amount of capital sought to be raised, and
    o   the number of outstanding shares desired.
No specific weight was given to any factor. The exercise price of the warrants was arbitrarily set at the offering price of the common stock.

         THERE CAN BE NO ASSURANCE THAT COMMERCEFIRST BANCORP WILL HAVE SUFFICIENT EARNINGS TO BE LEGALLY ABLE TO PAY DIVIDENDS.

         CommerceFirst Bank will initially be the principal revenue producing operation of

CommerceFirst Bancorp. As a result, CommerceFirst Bancorp's ability to pay dividends will largely depends on receiving dividends from CommerceFirst Bank. The amount of dividends that CommerceFirst Bank may pay is limited by state and federal laws and regulations. We expect that CommerceFirst Bank will incur losses during its initial phase of operations, and therefore, it is not anticipated that any dividends will be paid by CommerceFirst Bank or CommerceFirst Bancorp for at least three years and in the foreseeable future. Even if CommerceFirst Bank or CommerceFirst Bancorp have earnings in an amount sufficient to pay dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. No assurance can be given that CommerceFirst Bank's earnings, if any, will ever permit the payment of any dividends to CommerceFirst Bancorp or that CommerceFirst Bancorp's earnings, if any, will ever permit the payment of dividends to shareholders. See "Description of Securities - Limitations on Payment of Dividends" (page 38) and "The Offering
- Limited Market for Common Stock" (page 14).

         THERE IS NO ASSURANCE THAT COMMERCEFIRST BANCORP WILL BE ABLE TO SUCCESSFULLY COMPETE WITH OTHERS FOR ITS BUSINESS.

         CommerceFirst Bancorp and CommerceFirst Bank will compete for loans, deposits, and investment dollars with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers, and private lenders, many of which have substantially greater resources. Recent legislation expanding the array of firms that can own banks may result in increased competition for CommerceFirst Bancorp and CommerceFirst Bank. The differences in resources and regulations may make it harder for CommerceFirst Bancorp and CommerceFirst Bank to compete profitably, reduce the rates that they can earn on loans and investments, increase the rates they must offer on deposits and other funds, and adversely affect CommerceFirst Bancorp's overall financial condition and earnings. See "Business of CommerceFirst Bank - Competition (page 22) and "Supervision and Regulation" (page 24).

         NO BROKER HAS AGREED TO PURCHASE ANY OF THE COMMON STOCK AND COMMERCEFIRST BANCORP MAY NOT BE ABLE TO COMPLETE THE OFFERING. COMMERCEFIRST BANCORP'S RESULTS MAY BE ADVERSELY AFFECTED IF ONLY THE MINIMUM NUMBER OF SHARES IS SOLD.

         The common stock is being sold directly, through the efforts of the organizing Directors and Officers of CommerceFirst Bancorp, with the limited assistance of a registered broker-dealer for the purpose of compliance with the securities laws of the jurisdictions in which the shares are being offered. No broker-dealer which assists in the offering will have any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering
- Manner of Distribution" (page 14).

         Because the offering is not underwritten, there can be no assurance that the minimum number of shares will be sold. If the minimum number of shares is not subscribed for, subscriber funds will be returned, without deduction, but subscribers will have lost the use of their funds while the offering is being conducted. See "The Offering - Escrow Account; Release of Funds" (page 13) and "- Acceptance and Refunding of Subscriptions" (page 13).

         If only the minimum number of shares are sold, CommerceFirst Bancorp and CommerceFirst Bank will have less capital to fund initial operating losses, operations and expansion activities. While we believe that the proceeds of the sale of the minimum number of shares will be sufficient to finance CommerceFirst Bancorp's business plans, the capital levels resulting from the sale of only the minimum number of shares, in combination with adverse business conditions, could result in restricted or slower growth for CommerceFirst Bank, slower establishment of branches or non-banking activities, and lower shareholder returns. CommerceFirst Bancorp could be required to raise additional capital earlier than it would if it sold the maximum number of shares.

         MANAGEMENT CAN SELL ADDITIONAL SHARES OF COMMON STOCK WITHOUT CONSULTING SHAREHOLDERS AND WITHOUT OFFERING SHARES TO EXISTING SHAREHOLDERS, WHICH COULD RESULT IN DILUTION OF SHAREHOLDERS' INTERESTS IN COMMERCEFIRST BANCORP.

         CommerceFirst Bancorp's articles of incorporation authorize 4,000,000 shares of common stock, 800,000 of which are offered in this offering (1,000,000 including the oversubscription shares). The Board of Directors is authorized to issue additional shares of common stock, at such times and for such consideration as it may determine, without shareholder action. The existence of authorized shares of common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts, or of facilitating a negotiated acquisition and could affect the market for and price of the common stock. Any future offering of capital stock could have a dilutive effect on holders of common stock. See "Description of Securities" (page 37).

         INVESTORS WILL BE RELYING ON THE JUDGMENT AND DISCRETION OF THE DIRECTORS AND OFFICERS TO DEVELOP AND OPERATE COMMERCEFIRST BANCORP'S AND COMMERCEFIRST BANK'S BUSINESS.

         As newly organized institutions which do not have existing operations, facilities or business lines, CommerceFirst Bancorp and CommerceFirst Bank will rely upon their Officers and Directors to locate, establish and outfit appropriate quarters for CommerceFirst Bank, hire staff, develop and implement marketing and business development strategies and evaluate lines of businesses in addition to CommerceFirst Bank's core commercial banking functions. We cannot be sure that the Board of Directors, which, subject to the requirements of safe and sound banking practices, will have substantial discretion in these matters, will be successful in this regard.


         MANAGEMENT WILL HAVE DISCRETION IN ALLOCATING A SUBSTANTIAL PORTION OF THE PROCEEDS OF THE OFFERING.


         Subject to the anticipated requirement that at least $6,000,000 (or such other minimum amount that the federal or state bank regulatory agencies may require or permit) be contributed to the capital of CommerceFirst Bank, and the requirements of safe and sound banking practices, the Board of Directors of CommerceFirst Bank and CommerceFirst Bancorp will have substantial discretion in determining the use of offering proceeds. The discretion of the Board of Directors and management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities permitted for bank holding companies which are not specifically identified in this prospectus.


         THE LOSS OF THE SERVICES OF ANY KEY EMPLOYEES COULD ADVERSELY AFFECT INVESTOR RETURNS.


         The business of CommerceFirst Bancorp and CommerceFirst Bank will be service-oriented, and their success will therefore depend to a large extent upon the services of Richard J. Morgan, President and Chief Executive Officer, and Lamont Thomas, Executive Vice President and Chief Operating Officer. The loss of the services of Mr. Morgan or Mr. Thomas could adversely affect the business of CommerceFirst Bancorp and CommerceFirst Bank. See "Management" (page 29).

         THE ABILITY TO RECOVER MONEY DAMAGES FROM THE DIRECTORS AND OFFICERS OF COMMERCEFIRST BANCORP IS LIMITED BY THE ARTICLES OF INCORPORATION.

         The articles of incorporation of CommerceFirst Bancorp provide that to the full extent permitted by Maryland law, an officer or director of CommerceFirst Bancorp will not be liable to CommerceFirst Bancorp or its shareholders for monetary damages. See "Management" (page 29). This could result in monetary loss to CommerceFirst Bancorp and its shareholders as a result of the default of its Officers or Directors without the ability to obtain compensation for that loss from the Officers or Directors.

COMMERCEFIRST BANCORP'S PROFITABILITY WILL DEPEND ON ECONOMIC POLICIES AND FACTORS BEYOND ITS CONTROL.

         The operating income and net income of CommerceFirst Bank will depend to a great extent on "rate differentials," i.e., the difference between the interest yields CommerceFirst Bank receives on its loans, securities and other interest bearing assets and the interest rates it pays on its interest bearing deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of CommerceFirst Bank, including general economic conditions and the policies of various governmental and regulatory authorities, including the Board of Governors of the Federal Reserve System. See "Supervision and Regulation - CommerceFirst Bank" (page 25).

         GOVERNMENT REGULATION WILL SIGNIFICANTLY AFFECT COMMERCEFIRST BANCORP'S BUSINESS, AND MAY RESULT IN HIGHER COSTS AND LOWER SHAREHOLDER RETURNS.

         The banking  industry is heavily  regulated.  Banking  regulations  are
primarily   intended  to  protect  the  federal  deposit   insurance  funds  and
depositors, not shareholders. CommerceFirst Bank will be regulated and supervised by the Maryland Department of Financial Regulation, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. CommerceFirst Bancorp will be subject to regulation and supervision by the Board of Governors of the Federal Reserve System. Changes in the laws, regulations and regulatory practices affecting the banking industry could impose additional costs on CommerceFirst Bancorp, or could hurt its ability to compete profitably with other financial institutions. See "Supervision and Regulation" (page 24).

         COMMERCEFIRST BANCORP CAN DECIDE TO NOT ACCEPT ALL OR A PART OF YOUR SUBSCRIPTION. UNTIL THAT DECISION IS MADE, YOU WILL NOT HAVE USE OF YOUR FUNDS.

         CommerceFirst Bancorp will have broad discretion in determining which subscriptions, other than those of Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank, to accept, in whole or in part, including in the event the offering is oversubscribed. In deciding which subscriptions to accept, CommerceFirst Bancorp may consider the order in which subscriptions are received, a subscriber's potential to do business with, or to direct business to, CommerceFirst Bank, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber's funds pending allocation of available shares. (See "The Offering - General" (page 11) and " - Acceptance and Refunding of Subscriptions" (page 13).

         IF COMMERCEFIRST BANK DOES NOT OPEN WHEN EXPECTED, ORGANIZATION COSTS MAY INCREASE AND SHAREHOLDER RETURNS MAY BE ADVERSELY AFFECTED.

         Delays in renovating the premises leased for CommerceFirst Bank's main office could result in the opening being delayed. Delay may also be experienced as a result of the process of obtaining regulatory approvals. Delay in the commencement of operations by CommerceFirst Bank may result in increased aggregate organizational expense, reduced funds available for the conduct of CommerceFirst Bancorp's business, and possibly reduced returns.

                                  THE OFFERING

GENERAL


         CommerceFirst Bancorp is offering to sell up to 800,000 shares of its common stock, at a price of $10.00 per share. CommerceFirst Bancorp also reserves the right to sell up to an additional 200,000 shares of common stock if the volume of subscriptions exceeds the number of shares offered. CommerceFirst Bancorp will also issue to its organizers up to 150,000 warrants to purchase shares of common stock at an exercise price of $10.00 per share. CommerceFirst Bancorp will not receive any additional payment for the issuance of the warrants. Each organizer will receive a minimum of 2,500 warrants and a maximum of one warrant for each share purchased by the organizer and his affiliates in the offering, subject to an overall limit on the number of warrants issued of 15% of the number of shares sold in the offering. See "Executive Compensation and Certain Transactions with Management -- Warrant Plan" (page 36), and "Description of Securities" (page 37).

         No shares will be sold unless acceptable subscriptions for a minimum of 650,000 shares are received, and all regulatory approvals required for
CommerceFirst Bank to open are received. It is expected that Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank and their affiliates will purchase at least 330,000 shares of common stock, representing approximately 50.77% of the common stock if the minimum number of shares are sold, 41.25% percent if the maximum number of shares are sold, and 33% if all of the oversubscription shares are sold. See "Management" (page 29).

          Subscriptions to purchase shares must be received no later than 5:00 p.m., Eastern time, on April 28, 2000, unless the offering is terminated earlier or extended by CommerceFirst Bancorp. CommerceFirst Bancorp reserves the right to terminate the offering at any time prior to April 28, 2000, or to extend the termination date for periods of up to thirty (30) days each, without notice to subscribers; however, under no circumstances will the offering be extended beyond June 30, 2000. See "The Offering - Method of Subscription" (page 11).

         Investors must subscribe for the purchase of a minimum of 100 shares (for a minimum investment of $1,000), subject to CommerceFirst Bancorp's right to permit smaller subscriptions in its discretion. The maximum number of shares any person or group of affiliated persons will be permitted to purchase is five percent (5%) of the total number of shares sold in the offering (32,500 shares if the minimum number of shares is sold, 40,000 shares if the maximum number of shares are sold, 50,000 shares if all of the oversubscription shares are sold). CommerceFirst Bancorp reserves the right, however, to permit larger purchases in its discretion. It is the current intention of CommerceFirst Bancorp to permit certain of the organizers to purchase five (5%) or more of the total number of shares sold in the offering. See "The Offering - Regulatory Limitation" (page
14) and "Management" (page 29). In considering whether to permit larger or smaller subscriptions, CommerceFirst Bancorp may consider the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with, or direct business to, CommerceFirst Bank, and other factors relating to a particular subscription, and the number of shares which have not been subscribed for at the time a subscription is accepted. In determining whether to accept a larger subscription, CommerceFirst Bancorp may also consider the identity of the subscriber and the subscriber's intentions with respect to the operation, management and direction of CommerceFirst Bancorp.

         COMMERCEFIRST  BANCORP  RESERVES  THE RIGHT TO  ACCEPT  OR  REJECT  ANY
SUBSCRIPTION IN WHOLE OR IN PART. IN DETERMINING WHETHER TO ACCEPT ANY SUBSCRIPTION, IN WHOLE OR IN PART, THE DIRECTORS MAY, IN THEIR SOLE DISCRETION, TAKE INTO ACCOUNT THE ORDER IN WHICH SUBSCRIPTIONS ARE RECEIVED, A SUBSCRIBER'S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, COMMERCEFIRST BANK AND COMMERCEFIRST BANCORP'S DESIRE TO HAVE A BROAD DISTRIBUTION OF STOCK OWNERSHIP, AS WELL AS LEGAL OR REGULATORY RESTRICTIONS. NOTWITHSTANDING COMMERCEFIRST BANCORP'S UNFETTERED RIGHT OF REJECTION, ONCE RECEIVED BY COMMERCEFIRST BANCORP, ALL SUBSCRIPTIONS ARE IRREVOCABLE BY THE SUBSCRIBER.


METHOD OF SUBSCRIPTION


         Investors who wish to participate in the offering and invest in CommerceFirst Bancorp may do so by completing and signing the subscription agreement accompanying this prospectus and delivering the completed subscription agreement to Koonce Securities, Inc. prior to the termination of the offering, together with payment in full of the offering price of all shares subscribed for. Payment in full must be by (a) check or bank draft drawn upon a U.S. bank; or (b) postal, telegraphic or express money order, in either case, payable to "Bank of America, N.A., Escrow Agent for CommerceFirst Bancorp, Inc.". The offing price will be deemed to have been received only upon (i) clearance of any uncertified check, or (ii) receipt of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. A postage paid, addressed envelope is included for the return of subscription agreement. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, investors who wish to pay the offering price by means of uncertified personal check are urged to make payment sufficiently in advance of the termination of the offering to ensure that such payment is received and clears by such date. All funds received in payment of the subscription price will be deposited at Bank of America, N.A. in the CommerceFirst Bancorp, Inc. Escrow Account and, until closing of the offering, will be invested at the direction of CommerceFirst Bancorp.

         All checks or other instruments in payment of the subscription price must be made payable to the Bank of America, N.A., Escrow Agent for CommerceFirst Bancorp, Inc. Checks made payable to Koonce or CommerceFirst Bancorp will be returned with your subscription documents.


         The address to which subscription agreements and payment of the offering price should be delivered is:

              Koonce Securities, Inc. (CommerceFirst Bancorp, Inc.)

                             6550 Rock Spring Drive

                                    Suite 600

                            Bethesda, Maryland 20817

                Telephone No.: (800) 368-2806 or (301) 897-9700


         If the aggregate amount paid by a subscriber is insufficient to purchase the number of shares that such person indicates are being subscribed for, or if a subscriber does not specify the number of shares to be purchased, then such subscriber will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject only to the reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by CommerceFirst Bancorp in connection with the offering). If the amount paid by a subscriber exceeds the amount necessary to purchase the number of shares for which such subscriber has indicated an intention to subscribe, then such subscriber will be deemed to have subscribed to purchase shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions imposed by CommerceFirst Bancorp in connection with the offering). Notwithstanding the foregoing, CommerceFirst Bancorp reserves the right to reject, in whole or in part, any subscription. In determining whether to accept any subscription, in whole or in part, the Directors may, in their sole discretion, take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, CommerceFirst Bank and CommerceFirst Bancorp's desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions.

         FAILURE TO INCLUDE THE FULL OFFERING PRICE WITH THE APPLICATION MAY CAUSE COMMERCEFIRST BANCORP TO REJECT THE SUBSCRIPTION.


         The method of delivery of subscription agreements and payment of the offering price will be at the election and risk of persons participating in the offering, but if sent by mail, it is recommended that subscription agreements and payments be sent by registered mail, return receipt requested, and that a sufficient number of days be allowed to ensure delivery and clearance of payment prior to the termination date.


         All questions concerning the timeliness, validity, form and eligibility of subscription agreements received will be determined by CommerceFirst Bancorp, whose determinations will be final and binding. CommerceFirst Bancorp in its sole discretion may waive any defect or irregularity, or permit any defect or irregularity to be corrected within such time as it may determine, or reject the purported subscription. Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as CommerceFirst Bancorp determines in its sole discretion. Neither CommerceFirst Bancorp nor any broker-dealer utilized by CommerceFirst Bancorp will be under any duty to give notification of any defect or irregularity in connection with the submission of subscription agreements or incur any liability for failure to give such notification.

         Subscriptions for common stock which are received by CommerceFirst Bancorp or its broker-dealer may not be revoked by subscribers.

ESCROW ACCOUNT; RELEASE OF FUNDS


         In connection with the sale of common stock by CommerceFirst Bancorp, an escrow account has been established at Bank of America, N.A. All funds submitted with subscription agreements will be forwarded to Bank of America, N.A. by noon of the following business day, for deposit in the escrow account. Koonce Securities has agreed to deposit funds submitted with the subscriptions agreement into the escrow account by noon of the following business day. Koonce Securities will receive a fee of $18.00 per deposit in connection with depositing the funds submitted with the subscription agreements. Subscription funds may be invested temporarily in short-term government obligations and investments which are permissible under Commission rule 15c2-4. The funds in the escrow account will be held by Bank of America, N.A., which has agreed to hold the funds for the benefit of subscribers and to release the funds only upon the occurrence of the events set forth in the escrow agreement. The escrow agreement provides that funds will not be released until Bank of America, N.A. receives the certification of officers of CommerceFirst Bancorp that CommerceFirst Bancorp has accepted subscriptions for not less than 650,000 shares and all regulatory approvals are received. In determining whether the minimum number of shares has been subscribed for, shares to be acquired by organizers using organizer shares as payment will be counted. See "Management's Plan of Operation" (page 23).


         In the event that the offering is not completed because the minimum number of shares are not subscribed for, all regulatory approvals are not received, or otherwise, all subscription funds will be promptly returned to investors, without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires.


         Whether or not the offering is completed and shares sold, all interest and other amounts earned on funds held in escrow representing accepted subscriptions will be retained by CommerceFirst Bancorp. By submitting a subscription, subscribers will forego interest they otherwise could have earned on the funds for the period during which their funds are held in escrow. Notwithstanding the foregoing, interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires in the event that the offering is not completed. Prior to the time the offering is completed or terminated, CommerceFirst Bancorp will be entitled to request, from time to time, that the escrow agent distribute accrued earnings on the escrowed funds to CommerceFirst Bancorp for general corporate purposes.


ACCEPTANCE AND REFUNDING OF SUBSCRIPTIONS


         Subscription agreements are not binding on CommerceFirst Bancorp until accepted by CommerceFirst Bancorp, which reserves the right to reject, in whole or in part, in its sole discretion, any subscription agreement or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, the Directors, in their sole discretion, may take into account the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, CommerceFirst Bank, and CommerceFirst Bancorp's desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions. CommerceFirst Bancorp will decide which subscription agreements to accept within three days after the termination of the offering. Once made, a subscription is irrevocable by the subscriber during the period of the offering, including extensions, if any.

         In the event CommerceFirst Bancorp rejects all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion of, the amount submitted with the subscription agreement, without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires. If the offering is not completed, because CommerceFirst Bank does not receive its charter to open for business, the minimum number of shares are not subscribed for by the termination date, including extensions, if any, or for any other reason, all subscription funds will be promptly refunded to subscribers without interest or deduction, except that interest will be paid to the extent that law, regulation or administrative policy of an investor's state of residence specifically requires.

         After all refunds have been made, the escrow agent, CommerceFirst Bancorp, CommerceFirst Bank and their respective Directors, Officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued by CommerceFirst Bancorp as soon as practicable after funds are released to CommerceFirst Bancorp by the escrow agent.


LIMITED MARKET FOR COMMON STOCK


         Except for common stock held by CommerceFirst Bancorp's Directors and certain Officers, the common stock will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. Although the common stock may be bought or sold in the over-the-counter market through securities brokers and dealers, it is not anticipated that an active trading market will develop in the foreseeable future. There can be no assurance that an over-the-counter market will develop for the common stock. It is not anticipated that the common stock will initially be listed on any stock exchange or be designated for trading on the Nasdaq system, although CommerceFirst Bancorp currently intends to list the shares on The Nasdaq National Market, The Nasdaq Small Capitalization Market or another market as soon as it meets the requirements therefor. There can be no assurance however, that CommerceFirst Bancorp will qualify for, or if qualified for will seek, listing on any market.

         Qualification requirements for The Nasdaq SmallCap Market currently include net tangible assets of $4,000,000, market capitalization of $50 million or Net Income (in latest fiscal year or 2 of last 3 fiscal years) of $750,000; a public float of one million shares (exclusive of shares held directly or indirectly by any Officer or Director of CommerceFirst Bancorp and shares held by any other person who is the beneficial owner of more than 10 percent of the total shares outstanding); a market value of the public float of at least $5,000,000; 3 market makers; 300 shareholders holding a minimum of 100 shares each; one year of operating history or $50,000,000 in market capitalization; a minimum bid price of $4/share; distribution of annual and interim reports; a minimum of two independent directors; An audit committee (a majority of which are independent directors); an annual shareholder meeting; certain quorum requirements; solicitation of proxies; review of conflicts of interest by the Nasdaq; shareholder approval for certain corporate actions; and certain voting rights. There can be no assurance that CommerceFirst Bancorp common stock will qualify for listing on The Nasdaq SmallCap Market or another securities market.


REGULATORY LIMITATION


         The purchase of five percent (5%) or more of the common stock of CommerceFirst Bancorp may require the subscriber to provide certain information to, or seek the prior approval of, state and federal bank regulators. CommerceFirst Bancorp will not be required to issue shares of common stock in the offering to any person who, in the opinion of CommerceFirst Bancorp, would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. CommerceFirst Bancorp reserves the right to reduce or reject, in whole or in part, any subscription which would require prior regulatory application or approval if such has not been obtained prior to the termination date. See "The Offering - Acceptance and Refunding of Subscriptions" (page 13).


MANNER OF DISTRIBUTION


         The Offering will be made through the efforts of the Officers and Directors of CommerceFirst Bancorp. The Officers and Directors will not receive any special compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses, if any, incurred by them. Although all of the Officers and Directors of CommerceFirst Bancorp and CommerceFirst Bank will participate in the Offering, Milton D. Jernigan, II, the Chairman of CommerceFirst Bancorp and CommerceFirst Bank, Richard J. Morgan, the President and Chief Executive Officer of CommerceFirst Bancorp and CommerceFirst Bank , and Lamont Thomas, Executive Vice President and Chief Operating Officer of CommerceFirst Bancorp and CommerceFirst Bank, will have principal responsibility for coordination of investor development activities, answering questions from investors and, participating in informational meetings and coordinating the efforts of the Officers and Directors in the Offering. CommerceFirst Bancorp has retained Koonce, a registered broker-dealer, to provide limited assistance to CommerceFirst Bancorp in order to effect sales of shares in compliance with the securities laws of the jurisdictions in which the offering will be made. To the extent CommerceFirst Bancorp seeks to offer shares in jurisdictions in which Koonce is not registered,

CommerceFirst Bancorp may effect sales through another registered broker-dealer. Neither Koonce, nor any other broker-dealer who assists CommerceFirst Bancorp in the offering, nor any other person, has any obligation to purchase any of the shares being offered.

         Executed subscription documents (which will be promptly forwarded to CommerceFirst Bancorp) and subscription funds (which will be forwarded to the escrow agent by noon of the business day following receipt) will be received by Koonce. No broker-dealer who assists CommerceFirst Bancorp in the offering, including Koonce, will independently assess the information in this prospectus or determine the value of the common stock or the reasonableness of the offering price. Koonce will receive $15,000 for its services in connection with the offering, if the offering is completed. Koonce will also receive reimbursement of its out-of-pocket expenses, whether or not the offering is completed.

                                 USE OF PROCEEDS


         The gross proceeds to CommerceFirst Bancorp from the sale of the common stock offered hereby will be $6,500,000 if the minimum number of shares are sold, $8,000,000 if the maximum number of shares are sold, and $10,000,000 if all of the oversubscription shares are sold, in each case before deducting expenses of the offering, which are estimated at $110,000.

         CommerceFirst Bancorp will initially use $6,000,000 of the net proceeds of the offering to purchase all of the then-issued common stock of CommerceFirst Bank. If applicable federal and state bank regulatory agencies require or permit a minimum capitalization for CommerceFirst Bank either greater or less than $6,000,000, CommerceFirst Bancorp may, but is not required to, purchase all of the then-issued shares of common stock of CommerceFirst Bank for such greater or lesser amount. If more than $6,000,000 (or such other minimum amount as may be required or permitted by applicable federal and state bank regulatory agencies) of net proceeds is raised in the offering, CommerceFirst Bancorp may use all or a portion of the additional proceeds for purchase of more shares of CommerceFirst Bank's common stock (or otherwise contribute such funds to CommerceFirst Bank) or may retain all or a portion of the additional proceeds in CommerceFirst Bancorp for general corporate purposes, including permitting
CommerceFirst Bancorp to engage in business activities permitted for bank holding companies, and to meet future accounting, legal and regulatory expenses. See "Supervision and Regulation" (page 24). There can be no assurance that CommerceFirst Bancorp will not be required to contribute to the capital of CommerceFirst Bank more than the amount currently anticipated as a condition to the approval of CommerceFirst Bank's charter.

         CommerceFirst Bank will apply the proceeds of the sale of its capital stock to CommerceFirst Bancorp to build-out, furnish and equip CommerceFirst Bank's premises and CommerceFirst Bancorp's offices (at an estimated cost of $380,000), to provide working capital for expansion, to fund lending activities and for general corporate purposes (including the investment of all or a portion of the working capital funds in interest-bearing certificates of deposit or other deposits with CommerceFirst Bank or other types of securities, such as government bonds).

         Set forth below is a tabular presentation reflecting the anticipated allocation of the net proceeds of the offering, after deducting estimated expenses of the offering of $110,000. The presentation assumes the sale of a maximum of 800,000 shares, that no oversubscription shares are sold, the payment of all pre-opening and organizational costs (other than bank premises and equipment expense) by CommerceFirst Bancorp, and in the case of the maximum number of shares being sold, the contribution of all proceeds in excess of $6,500,000 to CommerceFirst Bank.


                                                      Minimum                             Maximum(1)
                                              Amount           % of                 Amount           % of
                                                            Proceeds(1)                          Proceeds(1)
                                           -------------- ----------------      --------------- ---------------
COMMERCEFIRST BANCORP:
  Net Proceeds                                $6,390,000             100%          $ 7,890,000            100%
  Purchase of Stock of Bank/
  Salary(2)(5)                                   150,000            2.35%              150,000           1.90%
  Other pre-opening expense(3)(5)                142,000            2.22%              142,000           1.80%
  Working Capital(5)                              98,000            1.53%              208,000           2.64%

COMMERCEFIRST BANK
  Proceeds of Capital Contributions

  Premises and equipment expense(4)(5)           380,000            5.95%              380,000           4.82%
  Working Capital(5)                           5,400,000           87.95%            6,790,000          88.85%

(1) Represents, in case of CommerceFirst Bank, percentage of total net proceeds of Offering. CommerceFirst Bancorp reserves the right to not contribute to CommerceFirst Bank any portion of the proceeds of the Offering in excess of $6,000,000 (or such other minimum amount as may be required or permitted by applicable federal and state bank regulatory agencies).
(2)      Represents pre-opening salary and benefits for the Chairman,  President
         - Chief Executive Officer and Executive Vice President - Chief Operating Officer of CommerceFirst Bank. See "Executive Compensation and Certain Transactions with Management" (page 34).

(3) Includes bank and bank holding company application costs and related legal expense, and office expense for pre-opening period.
(4) Represents estimated costs of outfitting main offices of CommerceFirst Bank. (5) Assumes that CommerceFirst Bank will open no later than May 1, 2000.

                        BUSINESS OF COMMERCEFIRST BANCORP

         CommerceFirst Bancorp was incorporated under Maryland law on July 9, 1999. CommerceFirst Bancorp's application to become a bank holding company was filed with the Federal Reserve Bank of Richmond on December 2, 1999. CommerceFirst Bancorp knows of no reason why the approval of the Federal Reserve Board would not be received, although no assurances can be given as to when, or if, such approval will be received, and if received, whether it will be received without conditions.

         The principal asset of CommerceFirst Bancorp will be its investment in all of the issued and outstanding capital stock of CommerceFirst Bank. Future operations of CommerceFirst Bancorp have not been decided upon at this time but will be closely evaluated and may be predicated on the availability of additional business opportunities and/or acquisitions to be financed by dividends from CommerceFirst Bank, borrowings, the sale of additional common stock, or any combination thereof.

         With the prior approval of the Federal Reserve Board, a bank holding company may engage in non-banking activities closely related to the business of banking. With such approval CommerceFirst Bancorp could engage in the making and servicing of loans, which would be made by companies engaged in consumer finance, credit card issuance, making of mortgages, and commercial financing. Further, the Federal Reserve Board allows bank holding companies to give investment or financial advice, lease personal or real property, provide data processing and courier services and invest in Small Business Investment Companies, among others. If a favorable opportunity is presented, CommerceFirst Bancorp could engage in such activities, or other activities which the Federal Reserve Board currently or in the future may consider closely related to banking, with the prior approval of the Federal Reserve Board. Under recently enacted legislation, bank holding companies may also be permitted to engage in a wider variety of financial activities. See "Supervision and Regulation" (page
24).

         Although CommerceFirst Bancorp has not determined the nature of any non-banking or other financial activities it may engage in, and has no agreements or understandings pursuant to which it would engage in any such activities, CommerceFirst Bancorp anticipates that it will explore the feasibility of engaging in leasing and mortgage banking activities, either directly or through subsidiaries established for the purpose. There can be no assurance that CommerceFirst Bancorp will conduct such activities, or if it does, that any such activities will be profitable or successful for CommerceFirst Bancorp.

         Market Experience. While CommerceFirst Bancorp and CommerceFirst Bank are newly formed enterprises without existing operations, CommerceFirst Bancorp believes that the composition of its and CommerceFirst Bank's boards of directors will give them substantial ability to successfully establish CommerceFirst Bank's business and compete in the highly competitive and heavily banked Anne Arundel County market. Prior to joining the organizing group, a majority of CommerceFirst Bancorp's directors were members of the Board of Directors of one or more commercial banks in the Anne Arundel/Prince George's County area. The proposed President - Chief Executive Officer and Executive Vice President - Chief Operating Officer of CommerceFirst Bank each has over 29 years of banking and finance related experience. Each of the organizers is a successful member of the business community in CommerceFirst Bank's proposed market area, and has significant business and personal relationships within that area. See "Management" (page 29).

                     CAPITALIZATION OF COMMERCEFIRST BANCORP

         The following table sets forth the capitalization of CommerceFirst Bancorp (as adjusted to reflect the conversion of each organizer share into 100 shares of common stock) and the pro forma consolidated capitalization of CommerceFirst Bancorp at December 31, 1999, after giving effect to the receipt of the estimated net proceeds of (i) the sale of the minimum number of shares required to be sold in the offering; and (ii) the sale of all of the shares offered hereby, other than oversubscription shares, and based upon the assumptions set forth herein.



                                                                         October 31, 1999
                                                      -------------------------------------------------------
                                                          Actual           Pro Forma 1        Pro Forma 2(3)
                                                      ---------------      -------------      ---------------
Stockholders' equity:
  Common stock, $.01 par value; shares authorized,
  Capital surplus                                           $324,675          6,493,500            7,992,000
Retained earnings (deficit)                              ($ 276,183)        ($ 276,183)          ($ 276,183)
                                                      ---------------      -------------      ---------------
Total stockholders' equity                                  $ 48,817        $ 6,223,817          $ 7,723,817
                                                      ===============      =============      ===============
Book value per share of common stock(2)                       $ 1.50             $ 9.58               $ 9.65
                                                      ===============      =============      ===============

(1) Adjusted to reflect the conversion of each organizer share into 100 shares of common stock in connection with the offering, in accordance with the requirements of SFAS No. 128.

(2) Book value per share of common stock is determined by dividing CommerceFirst Bancorp's consolidated equity and pro forma total consolidated equities at October 31, 1999 by 32,500, 650,000 and 800,000 shares issued and outstanding, respectively.

(3) If all of the oversubscription shares were sold, total stockholders' equity and book value per share of common stock would be $9,723,817 and $9.72 respectively.

                         BUSINESS OF COMMERCEFIRST BANK


         As of the date of this prospectus, CommerceFirst Bank has not been authorized to conduct banking business and has not engaged in banking business or other operational activities. Applications for a bank charter and deposit insurance were filed with the Department of Financial Regulation and the Federal Deposit Insurance Corporation on December 2, 1999. The issuance of a Charter by the Department of Financial Regulation and approval of deposit insurance by the FDIC will be dependent upon compliance with certain conditions and procedures, including the sale of CommerceFirst Bank's stock to CommerceFirst Bancorp, the completion of CommerceFirst Bank's premises, the purchase of certain fidelity and other insurance, the hiring of its staff and the adoption of certain operating procedures and policies. Upon completion of this offering and issuance of the Charter by the Department of Financial Regulation, and subject to receipt of all required regulatory approvals, CommerceFirst Bank will open for business with its main office in Annapolis, Maryland and will engage in the business of commercial banking. It is currently intended that CommerceFirst Bank will establish two branches within thirty-six months of opening, subject to current market conditions, the results of CommerceFirst Bank's operations and approval by applicable state and federal regulators. CommerceFirst Bank will accept checking, savings and time deposits, offer a range of commercial, installment and real estate loans and provide customary banking services principally to corporations, partnerships, small and medium-sized businesses and sole proprietorships.


         CommerceFirst Bank will seek to operate as a local business bank alternative to the superregional financial institutions which dominate its primary market area. The cornerstone of CommerceFirst Bank's philosophy will be to provide superior, personalized service to its customers. CommerceFirst Bank will seek to focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs in a proactive, personalized fashion.

PRIMARY SERVICE AREA AND PROPOSED SERVICES

Bank Location and Market Area


         CommerceFirst Bank's proposed main office and the headquarters of CommerceFirst Bancorp and CommerceFirst Bank will be located in Annapolis, Maryland. As of the date hereof, CommerceFirst Bancorp has signed a letter of intent, and is in the process of negotiating a lease for a facility located at 1804 West Street in Annapolis. See "Business of CommerceFirst Bank - Premises" (page 23). It is currently anticipated that two branches will be established within thirty-six months of the opening of CommerceFirst Bank, subject to then current market conditions, the results of CommerceFirst Bank's operations and approval by applicable state and federal regulators. As of this date, no leases have been entered into.


         The primary service area of CommerceFirst Bank is Anne Arundel County, Maryland, with a secondary market area in the adjacent counties of Baltimore, Howard, Prince George's, Queen Anne and Calvert counties.

         CommerceFirst Bank's primary service area, Anne Arundel County, enjoys a diverse and presently thriving economy. Anne Arundel County is the seat of the State government, has 437 miles of shoreline, possesses an increasing number of high technology firms, houses a major international airport and is home to the United States Naval Academy. These factors combine to provide the residents of Anne Arundel County a high quality of life that is attractive to increasing numbers of businesses, tourists and residents. Annapolis serves as the cultural and historic center of the region, attracting more than 25% of Maryland's total tourism each year. Tourism has increased significantly since 1990 and has become an effective economic development tool, increasing awareness of the area and assisting in strategies to attract domestic and international business to Anne Arundel County. Hotel tax revenues, which have increased 67% over the past four years, confirm the trend of increasing tourism and overall strong growth.

         A well-trained work force is a major competitive advantage for Anne Arundel County's economy. Although Anne Arundel County enjoys a low 3.1% unemployment rate compared to 3.6% for the State of Maryland, it also has abundant labor resources. In the past few years, Anne Arundel County has expanded its economy at a greater pace than many other regions in the United States. Anne Arundel County initially developed as a bedroom labor community to the larger Washington and Baltimore markets. Today, over 45% of all Anne Arundel County residents still commute to other markets for employment. Many of these commuting workers have significant high technology training and skills and prefer to work close to where they live as congestion increases in adjacent areas. As Anne Arundel County has increased its business base over the past decade, companies relocating to this market have been attracted to the abundant, highly skilled labor pool. The increasing influence of the high pay technology sector can be measured by the growth in median family income.

         Median family income for Anne Arundel County increased to a record $61,351 in 1998, compared to the average $40,543 for the State of Maryland during the same period.

         The primary objective of CommerceFirst Bank is to acquire relationships with the growing number of small to medium sized businesses located in its primary and secondary service areas. Anne Arundel County is home to 11,500 businesses, 9% of all businesses in Maryland. Anne Arundel County-based firms are generally small businesses, with over 90% employing less than 100 persons, and nearly 75% employing less than 20 persons. By contrast, bank consolidations and mergers have greatly impacted Anne Arundel County as super-regional banks having acquired many local community and regional banks. Current market and banking trends combine to provide an opportunity for CommerceFirst Bank to execute a focused strategy of offering personal and customized services and attract under-served and dissatisfied small business clients.

Description of Services

         CommerceFirst Bank will offer full commercial banking services to its business and professional clients. CommerceFirst Bank will primarily emphasize providing commercial banking services to corporations, partnerships, small and medium-sized businesses and sole proprietorships as well as to non-profit organizations and associations.

         CommerceFirst Bank's business plan articulates a strategy for building a commercial loan portfolio consisting of term loans, lines of credit and owner occupied commercial real estate loans provided to primarily locally-based borrowers. These types of loans are generally considered to have a higher degree of risk of default or loss than other types of loans, such as residential real estate loans, because repayment may be affected by general economic conditions, interest rates, the quality of management of the business, and other factors which may cause a borrower to be unable to repay its obligations. Traditional installment loans and personal lines of credit will be available on a selective basis. General economic conditions can directly affect the quality of a small and mid-sized business loan portfolio. The loan portfolio will be managed to avoid high concentrations of similar industry and/or collateral pools. It is currently estimated, considering economic opportunities presently existing in our projected market, that approximately 45% of the loan portfolio will be comprised of commercial mortgage loans. Approximately 30% of the portfolio will consist of commercial term loans, approximately 20% in commercial lines of credit and 5% in consumer loan products (car loans, boat loans, personal lines of credit and other similar forms of credit products). There can be no assurance that we will be able achieve this distribution of loans.


         Principal  credit  services  will  include  commercial  loans  for such business purposes as working capital, equipment purchases, real estates acquisition, contract financing and working capital lines of credit.
CommerceFirst Bank intends to offer merchant credit card services through an outside vendor.


         The direct lending activities in which CommerceFirst Bank expects to engage each carries the risk that the borrowers will be unable to perform on their obligations. As such, interest rate policies of the Federal Reserve Board and general economic conditions, nationally and in CommerceFirst Bank's primary market area will have a significant impact on CommerceFirst Bank's and CommerceFirst Bancorp's results of operations. To the extent that economic conditions deteriorate, business and individual borrowers may be less able to meet their obligations to CommerceFirst Bank in full, in a timely manner, resulting in decreased earnings or losses to CommerceFirst Bank. To the extent that loans are secured by real estate, adverse conditions in the real estate market may reduce ability of the borrower to generate the necessary cash flow for repayment of the loan, and reduce our ability to collect the full amount of the loan upon a default. To the extent CommerceFirst Bank makes fixed rate loans, general increases in interest rates will tend to reduce CommerceFirst Bank's spread as the interest rates CommerceFirst Bank must pay for deposits increase while interest income is flat. Economic conditions and interest rates may also adversely affect the value of property pledged as security for loans.

         CommerceFirst Bank will constantly strive to mitigate risks in the event of unforeseen threats to the loan portfolio as a result of an economic downturn or other negative influences. Plans for mitigating inherent risks in managing loan assets include carefully enforcing loan policies and procedures, evaluating each borrower's industry and business plan during the underwriting process, identifying and monitoring primary and alternative sources for repayment and obtaining collateral that is margined to minimize loss in the event of liquidation.

         Commercial real estate loans will generally be owner occupied transactions with a principal reliance on the borrower's ability to repay, as well as prudent guidelines for assessing real estate values. Risks inherent in managing a commercial real estate portfolio relate to either sudden or gradual drops in property values as a result of a general or local economic downturn. A decline in real estate values can cause loan to value margins to increase and diminish the bank's equity cushion on both an individual and portfolio basis. CommerceFirst Bank will mitigate commercial real estate lending risks by carefully underwriting each loan of this type to address the perceived risks in the individual transaction. Generally, CommerceFirst Bank will require a loan to value ratio of 75% of the lower of an appraisal or cost. A borrower's ability to repay will be carefully analyzed and a policy will be enforced that calls for an ongoing cash flow to debt service requirement of 1.2:1.0. An approved list of commercial real estate appraisers will be selected on the basis of rigorous standards. Each appraisal will be scrutinized in an effort to insure current comparable market values.

         As noted above, commercial real estates loans will generally be made on owner occupied properties where there is both a reliance on the borrower's financial health and the ability of the borrower and the business to repay. Whenever appropriate and available, CommerceFirst Bank will seek Federal and State loan guarantees, such as the Small Business Administration's "7A" and "504" loan programs to reduce risks. CommerceFirst Bank will generally require personal guarantees on all loans as a policy; approval of exceptions to policy will be properly documented. All borrowers will be required to forward annual corporate, partnership and personal financial statements to comply with bank policy and enforced through the loan covenants documentation for each transaction. Interest rate risks to CommerceFirst Bank will be mitigated by using either floating interest rates or by fixing rates for a short period of time, generally less than three years. While loan amortizations may be approved for up to 240 months, each loan will have a call provision (maturity date) of five years or less. Non-specific provisions for loan loss reserves will generally be set at 1.25% of the portfolio value, subject to adjustment depending on national and local economic circumstances. Specific reserves will be used to increase overall reserves based on increased credit and/or collateral risks on an individual loan basis. A risk rating system will be used to proactively determine loss exposure and provide a measurement system for setting general and specific reserve allocations.

         Commercial term loans will be used to provide funds for equipment and general corporate needs. This loan category is designed to support borrowers who have a proven ability to service debt over a term generally not to exceed 84 months. CommerceFirst Bank will generally require a first lien position on all collateral and require guarantees from owners having at least a 20% interest in the involved business. Interest rates on commercial term loans will generally be floating or fixed for a term not to exceed three years. Management will carefully monitor industry and collateral concentrations to avoid loan exposures to a large group of similar industries and/or similar collateral. Commercial loans will be evaluated for historical and projected cash flow attributes, balance sheet strength, and primary and alternate resources of personal guarantors. Commercial term loan documents will require borrowers to forward regular financial information on both the business and on personal guarantors. Loan covenants will require at least annual submission of complete financial information and in certain cases this information will be required monthly, quarterly or semi-annually depending on the degree to which lenders desire information resources for monitoring a borrower's financial condition and compliance with loan covenants. Examples of properly margined collateral for loans, as required by bank policy, would be a 75% advance on the lesser of appraisal or recent sales price on commercial property, 80% or less advance on eligible receivables, 50% or less advance on eligible inventory and an 80% advance on appraised residential property. Collateral borrowing certificates may be required to monitor certain collateral categories on a monthly or quarterly basis. Generally, loans will require personal guarantees as a matter of policy. Key person life insurance will be required as appropriate and as necessary to mitigate the risk loss of a primary owner or manager.

         CommerceFirst Bank will attempt to further mitigate commercial term loan loss by using Federal and State loan guarantee programs such as offered by the United States Small Business Administration or the State of Maryland's Department of Business and Economic Development. Management will create a loan loss reserve of approximately 1.25% of the entire portfolio in this group. Specific loan reserves will be used to increase overall reserves based on increased credit and/or collateral risks on an individual loan basis. A risk rating system will be used to proactively determine loss exposure and provide a measurement system for setting general and specific reserve allocations.

         Commercial lines of credit will be used to finance a business borrower's short-term credit needs and/or to finance a percentage of eligible receivables and inventory. In addition to the risks inherent in term loan facilities, line of credit borrowers typically require additional monitoring to protect the lender against increasing loan volumes and diminishing collateral values. Commercial lines of credit are generally revolving in nature and require close scrutiny. CommerceFirst Bank will either require at least an annual out of debt period (for seasonal borrowers) or regular financial information (monthly or quarterly financial statements, borrowing base certificates, etc.) for borrowers with more growth and greater permanent working capital financing needs. Advances against collateral will be in the same percentages as in term loan lending. All lines of credit and term loans to the same borrowers will be cross-defaulted and cross-collateralized. Industry and collateral concentration, general and specific reserve allocation and risk rating disciplines will be identical to those used in managing the commercial term loan portfolio. Interest rate charges on this group of loans generally float at a factor at or above the prime lending rate. Generally, personal guarantees will be required on all loans.

         CommerceFirst Bank will manage a modest portfolio of consumer credit facilities. Typical loans in this group are car loans, boat loans, home equity loans and personal lines of credit. Consumer credit facilities will be underwritten to focus on the borrower's credit record, length of employment and cash flow to debt service. Car, boat and similar loans will require advances of the lesser of 80% loan to collateral value or cost. Loan loss reserves for this group of loans will generally be set at 1% subject to adjustments as required by national or local economic conditions.


         Deposit services will include checking accounts, NOW accounts, Money Market accounts, certificates of deposits and savings accounts. CommerceFirst Bank does not expect to accept brokered deposits.

         Additionally, CommerceFirst Bank expects to provide various cash management services such as sweep accounts, repurchase agreements, account reconciliation, credit card depository, Automated Clearing House origination, wire transfers, night depositories and, on a selective basis, daily messenger service.

SOURCE OF BUSINESS


         Management believes that the market segments targeted, small to medium sized businesses of CommerceFirst Bank's market area, are demanding the convenience and personal service that a smaller, independent financial institution can offer. It will be those themes of convenience and personal service that will form the basis for CommerceFirst Bank's business development strategies. CommerceFirst Bank first plans to provide services from its main office in Annapolis, Maryland, followed by branches in adjacent areas which it believes will complement the needs of CommerceFirst Bank's customers, and will provide prospects for additional growth and expansion. Subject to obtaining necessary regulatory approvals, capital adequacy, the identification of appropriate sites, then current business demand and other factors, CommerceFirst Bancorp presently plans for CommerceFirst Bank to establish two branches offices within thirty-six months of opening for business. There can be no assurance that CommerceFirst Bank will establish such branches or that they will be profitable.


         CommerceFirst Bank expects to capitalize upon the extensive business and personal contacts and relationships of its Directors and Executive Officers to establish CommerceFirst Bank's initial customer base. To introduce new customers to CommerceFirst Bank, early reliance will be on Directors' referrals, officer-originated calling programs and customer and shareholder referrals.

         Management intends to build a staff of competent, professional associates to provide CommerceFirst Bank's customers with bankers sensitive to customer needs and experienced in providing a level of personal and professional service expected by the business community.

ASSET MANAGEMENT

         Consistent with the objective of CommerceFirst Bank to serve the needs of the business community, assets will be concentrated in commercial loans and commercial real estate loans. To be consistent with the requirements of prudent banking practices, adequate assets will be invested in high grade securities to provide liquidity and safety. Loans will be targeted at 80% or less of deposits (including repurchase agreements), and structured generally with variable rates and/or fixed rates with short maturities. Investment securities will primarily be United States treasury securities and United States government or "quasi-government" agencies.

         The risk of nonpayment (or deferred payment) of loans is inherent in commercial banking. CommerceFirst Bank's marketing focus on small to medium-sized businesses may result in the assumption by CommerceFirst Bank of certain lending risks that are different from those attendant to loans to larger companies. Management of CommerceFirst Bank will carefully evaluate all loan applications and will attempt to minimize its credit risk exposure by use of thorough loan application, approval and monitoring procedures; however, there can be no assurance that such procedures can significantly reduce such lending risks.




COMPETITION

         Deregulation of financial institutions and holding company acquisitions of banks across state lines has resulted in widespread, fundamental changes in the financial services industry. This transformation, although occurring nationwide, is particularly intense in Anne Arundel County, and the nearby Washington DC and Baltimore metropolitan areas, because of the changes in the area's economic base in recent years and changing state laws authorizing interstate mergers and acquisitions of banks, and the interstate establishment or acquisition of branches.

         In Anne Arundel County, Maryland, competition is exceptionally keen from large banking institutions headquartered outside of Maryland. In addition, CommerceFirst Bank will compete with other community banks, savings and loan associations, credit unions, mortgage companies, finance companies and others providing financial services. Among the advantages that many of these institutions have over CommerceFirst Bank are their abilities to finance extensive advertising campaigns, maintain extensive branch networks and technology investments, and to directly offer certain services, such as international banking and trust services, which will not be offered directly by CommerceFirst Bank. Further, the greater capitalization of the larger institutions allows for substantially higher lending limits than CommerceFirst Bank. Certain of these competitors have other advantages, such as tax exemption in the case of credit unions, and lesser regulation in the case of mortgage companies and finance companies.


         Competition may become more intense as a result of the Gramm Leach-Bliley Act of 1999 (the "GLB Act"), which becomes effective in relevant part on March 11, 2000 The GLB Act permits the creation of a new type of regulated entity, the financial holding company, that can offer a broad range of financial products. These new financial holding companies will be able to affiliate with and engage in banking, securities, insurance and other financial activities not permitted under current law. The GLB Act also permits banks with or without holding companies to establish and operate financial subsidiaries that may engage in most financial activities in which financial holding companies may engage. Large bank holding companies and other large financial service companies in particular will be able to take advantage of the new activities and provide a wider array of product then may be possible for smaller institutions such as CommerceFirst Bancorp.


EMPLOYEES


         Management anticipates that CommerceFirst Bank will initially employ approximately 8 persons on a full time basis in addition to the senior executive officers of CommerceFirst Bank, and 1 person on a part time basis. It is not anticipated that CommerceFirst Bancorp (as distinguished from CommerceFirst
Bank) will have any employees or officers during the first year of operations.


PREMISES


         CommerceFirst Bancorp has entered into a lease for a facility to serve as the executive offices for CommerceFirst Bancorp and CommerceFirst Bank and as the main banking office for CommerceFirst Bank. The facility, consists of approximately 8,100 square feet on the first floor of a two story brick and masonry structure at 1804 West Street, Annapolis, Maryland. CommerceFirst
Bancorp will lease the property for five years with three five year renewal options, at an initial rent of $19.00 per square foot following the delivery of the renovated premises, plus annual increases of 3%, plus the proportionate share of common area costs. Pre-renovation rent at a lower rate will begin as early as March 1, 2000. Delivery of the premises is anticipated to occur in May 2000. In the event that all regulatory approvals required for the opening of CommerceFirst Bank are not received, the lease can be terminated by the payment of a fee of $100,000 in addition to the forfeiture of a $15,000 security deposit and all other rental payments made, and the payment of certain excess buildout costs.

         CommerceFirst Bancorp's organizational offices are located at Suite 104, 705 Melvin Avenue, Annapolis, Maryland, in a two story, brick office building. The offices are sublet on a month to month basis from McNamee, Hosea, Jernigan & Kim, P.A., of which an organizer is a member. See "Executive Compensation and Certain Transaction with Management - Certain Transactions" (page 36). The space consists of two executive offices and a reception area, and includes the use of office equipment, conference and meeting space, kitchen facilities, parking and limited secretarial/receptionist support.


                         MANAGEMENT'S PLAN OF OPERATION


         As of the date hereof, neither CommerceFirst Bancorp nor CommerceFirst Bank has commenced operations or engaged in any activities except those related to the organization of CommerceFirst Bancorp and CommerceFirst Bank and raising capital in this offering. Such limited activities have been financed solely by the proceeds of the sale of 325 organizers shares of common stock, for aggregate proceeds of $325,000. Organizers will purchase additional organizer shares at a price of $1,000 per share as necessary to finance additional expenses of the organization of CommerceFirst Bancorp and CommerceFirst Bank. If the offering is not completed, no person or entity is obligated to reimburse the organizers for their contributions. This temporary funding source is expected to be sufficient to meet

CommerceFirst Bancorp's needs until the sale of shares pursuant to the offering is completed. Each organizer share will be submitted in payment of the purchase price of 100 shares of common stock in the offering. These shares will be counted in determining whether the minimum number of shares is subscribed for in the offering.

         It is anticipated that CommerceFirst Bank will incur approximately $380,000 in expenses in leasehold improvements for its main office and in furniture, fixtures and equipment for such offices, including vaults, teller equipment, computer work stations, furniture for the branch lobby and administrative offices and other equipment. CommerceFirst Bank will contract its data processing requirements to an outside vendor. CommerceFirst Bancorp had two full time employees at September 1, 1999, and expects to have 11employees at CommerceFirst Bank after the main office has opened.

         CommerceFirst Bancorp believes that the proceeds of the offering, $6,500,000 if the minimum number of shares are sold, $8,000,000 if the maximum number of shares are sold, and $10,000,000 if all of the oversubscription shares are sold (in each case without deduction for $110,000 estimated expenses of the offering), will be sufficient to fund the expenses of establishing and opening CommerceFirst Bank, and CommerceFirst Bank's and CommerceFirst's operations for at least twelve months after the offering, and does not anticipate a need to raise additional capital during that period.


                           SUPERVISION AND REGULATION


COMMERCEFIRST BANCORP

         CommerceFirst Bancorp will be a bank holding company registered under Bank Holding Company Act of 1956, as amended, (the "Act") and will be subject to supervision by the Federal Reserve Board. As a bank holding company, CommerceFirst Bancorp will be required to file with the Federal Reserve Board an annual report and such other additional information as the Federal Reserve Board may require pursuant to the Act. The Federal Reserve Board may also make examinations of CommerceFirst Bancorp and each of its subsidiaries.

         The Act requires approval of the Federal Reserve Board for, among other things, the acquisition by a proposed bank holding company of control of more than five percent (5%) of the voting shares, or substantially all the assets, of any bank or the merger or consolidation by a bank holding company with another bank holding company. The Act also generally permits the acquisition by a bank holding company of control or substantially all the assets of any bank located in a state other than the home state of the bank holding company, except where the bank has not been in existence for the minimum period of time required by state law, but if the bank is at least 5 years old, the Federal Reserve Board may approve the acquisition.


         Under current law, with certain limited exceptions, a bank holding company is prohibited from acquiring control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or furnishing services to or performing service for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in, a company that engages in activities which the Federal Reserve Board has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be properly incident thereto. In making such a determination, the Federal Reserve Board is required to consider whether the performance of such activities can reasonably be expected to produce benefits to the public, such as convenience, increased competition or gains in efficiency, which outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. The Federal Reserve Board is also empowered to differentiate between activities commenced de novo and activities commenced by the acquisition, in whole or in part, of a going concern. Some of the activities that the Federal Reserve Board has determined by regulation to be closely related to banking include making or servicing loans, performing certain data processing services, acting as a fiduciary or investment or financial advisor, and making investments in corporations or projects designed primarily to promote community welfare.


         Effective on March 11, 2000, the Gramm Leach-Bliley Act of 1999 (the "GLB Act") will allow a bank holding company or other company to certify status as a financial holding company, which will allows such company to engage in activities that are financial in nature, that are incidental to such activities, or are complementary to such activities. The GLB Act enumerates certain activities that are deemed financial in nature, such as underwriting insurance or acting as an insurance principal, agent or broker, underwriting, dealing in or making markets in securities, and engaging in merchant banking under certain restrictions. It also authorizes the Federal Reserve Board to determine by regulation what other activities are financial in nature, or incidental or complementary thereto.


         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, a holding company and any subsidiary bank are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. A subsidiary bank may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that: (i) the customer obtain or provide some additional credit, property or services from or to such bank other than a loan, discount, deposit or trust service; (ii) the customer obtain or provide some additional credit, property or service from or to CommerceFirst Bancorp or any other subsidiary of CommerceFirst Bancorp; or (iii) the customer not obtain some other credit, property or service from competitors, except for reasonable requirements to assure the soundness of credit extended.


COMMERCEFIRST BANK


         CommerceFirst Bank, as a Maryland chartered commercial bank which will be a member of the Federal Reserve System (a "state member bank") and whose accounts will be insured by the Bank Insurance Fund of the FDIC up to the maximum legal limits of the FDIC, will be subject to regulation, supervision and regular examination by the Department of Financial Institutions and the Federal Reserve Board. If CommerceFirst Bancorp elects to forego membership by CommerceFirst Bank in the Federal Reserve System, which it reserves the right to do, then the FDIC will be the primary federal regulator of CommerceFirst Bank. The FDIC will regulate CommerceFirst Bank in substantially the same manner as the Federal Reserve Board. The regulations of these various agencies govern most aspects of CommerceFirst Bank's business, including required reserves against deposits, loans, investments, mergers and acquisitions, borrowing, dividends and location and number of branch offices. The laws and regulations governing CommerceFirst Bank generally have been promulgated to protect depositors and the deposit insurance funds, and not for the purpose of protecting stockholders.

         Competition among commercial banks, savings and loan associations, and credit unions has increased following enactment of legislation which greatly expanded the ability of banks and bank holding companies to engage in interstate banking or acquisition activities. As a result of federal and state legislation, banks in the Washington D.C./Maryland/Virginia area can, subject to limited restrictions, acquire or merge with a bank in another of the jurisdictions, and can branch de novo in any of the jurisdictions. The GLB Act will allow a wider array of companies to own banks, which could result in companies with resources substantially in excess of CommerceFirst Bancorp's entering into competition with CommerceFirst Bancorp and CommerceFirst Bank.


         Banking is a business which depends on interest rate differentials. In general, the differences between the interest paid by a bank on its deposits and its other borrowings and the interest received by a bank on loans extended to its customers and securities held in its investment portfolio constitute the major portion of CommerceFirst Bank's earnings. Thus, the earnings and growth of CommerceFirst Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board, which regulates the supply of money through various means including open market dealings in United States government securities. The nature and timing of changes in such policies and their impact on CommerceFirst Bank cannot be predicted.

         Branching and Interstate Banking. The federal banking agencies are authorized to approve interstate bank merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks has opted out of the interstate bank merger provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") by adopting a law after the date of enactment of the Riegle-Neal Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Such interstate bank mergers and branch acquisitions are also subject to the nationwide and statewide insured deposit concentration limitations described in the Riegle-Neal Act.

         The Riegle-Neal Act authorizes the federal banking agencies to approve interstate branching de novo by national and state banks in states which specifically allow for such branching. The District of Columbia, Maryland and Virginia have all enacted laws which permit interstate acquisitions of banks and bank branches and permit out-of-state banks to establish de novo branches.

         Capital Adequacy Guidelines. The Federal Reserve Board and the FDIC have adopted risk based capital adequacy guidelines pursuant to which they assess the adequacy of capital in examining and supervising banks and bank holding companies and in analyzing bank regulatory applications. Risk-based capital requirements determine the adequacy of capital based on the risk inherent in various classes of assets and off-balance sheet items.


         State member banks are expected to meet a minimum ratio of total qualifying capital (the sum of core capital (Tier 1) and supplementary capital (Tier 2)) to risk weighted assets of 8%. At least half of this amount (4%) should be in the form of core capital. These requirements apply to CommerceFirst Bank and will apply to CommerceFirst Bancorp (a bank holding company) once its total assets equal $150,000,000 or more, it engages in certain highly leveraged activities or it has publicly held debt securities.


         Tier 1 Capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stock which may be included as Tier 1 Capital), less goodwill, without adjustment for changes in the market value of securities classified as "available for sale" in accordance with FAS 115. Tier 2 Capital consists of the following: hybrid capital instruments; perpetual preferred stock which is not otherwise eligible to be included as Tier 1 Capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no risk-based capital) for assets such as cash, to 100% for the bulk of assets which are typically held by a bank holding company, including certain multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Residential first mortgage loans on one to four family residential real estate and certain seasoned multi-family residential real estate loans, which are not 90 days or more past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

         In addition to the risk-based capital requirements, the Federal Reserve Board has established a minimum 3.0% Leverage Capital Ratio (Tier 1 Capital to total adjusted assets) requirement for the most highly-rated banks, with an additional cushion of at least 100 to 200 basis points for all other banks, which effectively increases the minimum Leverage Capital Ratio for such other banks to 4.0% - 5.0% or more. The highest-rated banks are those that are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, those which are considered a strong banking organization. A bank having less than the minimum Leverage Capital Ratio requirement shall, within 60 days of the date as of which it fails to comply with such requirement, submit a reasonable plan describing the means and timing by which CommerceFirst Bank shall achieve its minimum Leverage Capital Ratio requirement. A bank which fails to file such plan is deemed to be operating in an unsafe and unsound manner, and could subject CommerceFirst Bank to a cease-and-desist order. Any insured depository institution with a Leverage Capital Ratio that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act (the "FDIA") and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding solely on account of its capital ratios, if it has entered into and is in compliance with a written agreement to increase its Leverage Capital Ratio and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The capital regulations also provide, among other things, for the issuance of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital or to restore its capital to the minimum capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

         Prompt Corrective Action. Under Section 38 of the FDIA, each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The federal banking agencies have promulgated substantially similar regulations to implement the system of prompt corrective action established by Section 38 of the FDIA. Under the regulations, a bank shall be deemed to be: (i) "well capitalized" if it has a Total Risk Based Capital Ratio of 10.0% or more, a Tier 1 Risk Based Capital Ratio of 6.0% or more, a Leverage Capital Ratio of 5.0% or more and is not subject to any written capital order or directive; (ii) "adequately capitalized" if it has a Total Risk Based Capital Ratio of 8.0% or more, a Tier 1 Risk Based Capital Ratio of 4.0% or more and a Tier 1 Leverage Capital Ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;" (iii) "undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 8.0%, a Tier 1 Risk based Capital Ratio that is less than 4.0% or a Leverage Capital Ratio that is less than 4.0% (3.0% under certain circumstances); (iv) "significantly undercapitalized" if it has a Total Risk Based Capital Ratio that is less than 6.0%, a Tier 1 Risk Based Capital Ratio that is less than 3.0% or a Leverage Capital Ratio that is less than 3.0%; and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

         An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the applicable agency.

         An institution which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. Such guaranty shall be limited to the lesser of (i) an amount equal to 5.0% of the institution's total assets at the time the institution was notified or deemed to have notice that it was undercapitalized or (ii) the amount necessary at such time to restore the relevant capital measures of the institution to the levels required for the institution to be classified as adequately capitalized. Such a guaranty shall expire after the federal banking agency notifies the institution that it has remained adequately capitalized for each of four consecutive calendar quarters. An institution which fails to submit a written capital restoration plan within the requisite period, including any required performance guaranty, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

         A "critically undercapitalized institution" is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund. Unless the FDIC or other appropriate federal banking regulatory agency makes specific further findings and certifies that the institution is viable and is not expected to fail, an institution that remains critically undercapitalized on average during the fourth calendar quarter after the date it becomes critically undercapitalized must be placed in receivership. The general rule is that the FDIC will be appointed as receiver within 90 days after a bank becomes critically undercapitalized unless extremely good cause is shown and an extension is agreed to by the federal regulators. In general, good cause is defined as capital which has been raised and is imminently available for infusion into CommerceFirst Bank except for certain technical requirements which may delay the infusion for a period of time beyond the 90 day time period.

         Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA, which (i) restrict payment of capital distributions and management fees; (ii) require that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital; (iii) require submission of a capital restoration plan;
(iv) restrict the growth of the institution's assets; and (v) require prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.




         Additionally, under Section 11(c)(5) of the FDIA, a conservator or receiver may be appointed for an institution where: (i) an institution's obligations exceed its assets; (ii) there is substantial dissipation of the institution's assets or earnings as a result of any violation of law or any unsafe or unsound practice; (iii) the institution is in an unsafe or unsound condition; (iv) there is a willful violation of a cease-and-desist order; (v) the institution is unable to pay its obligations in the ordinary course of business; (vi) losses or threatened losses deplete all or substantially all of an institution's capital, and there is no reasonable prospect of becoming "adequately capitalized" without assistance; (vii) there is any violation of law or unsafe or unsound practice or condition that is likely to cause insolvency or substantial dissipation of assets or earnings, weaken the institution's condition, or otherwise seriously prejudice the interests of depositors or the insurance fund; (viii) an institution ceases to be insured; (ix) the institution is undercapitalized and has no reasonable prospect that it will become adequately capitalized, fails to become adequately capitalized when required to do so, or fails to submit or materially implement a capital restoration plan; or
(x) the institution is critically undercapitalized or otherwise has substantially insufficient capital.

         Regulatory Enforcement Authority. Federal banking law grants substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

                                   MANAGEMENT


         The following table sets forth certain information concerning the Directors and Officers of CommerceFirst Bancorp, including the number and percentage of the common stock expected to be acquired in this offering by each individual (directly and indirectly), each person who may acquire common stock in this offering in excess of 5%, all Directors and Officers of CommerceFirst Bancorp as a group, and all Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank as a group. Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank may buy more shares than reflected in the following table, including if such additional purchases are necessary to meet the minimum subscription required to complete the offering. No Director or Officer has any obligation to make any additional purchase to meet the minimum subscription.




                                                                                                      % of Outstanding Shares

                                                                                                     ---------------------------
                                                                                        Number of
               Name                   Age                   Position                    Shares(1)      Minimum      Maximum(2)
-----------------------------------  ------  ---------------------------------------- -------------- -------------  ------------

CommerceFirst Bancorp:
Edward B. Howlin, Jr.                 63      Director of CommerceFirst Bancorp and      80,000         12.31%          10%
                                                      CommerceFirst Bank

Milton D. Jernigan, II(3)             45      Chairman of the Board of Directors of      20,000         3.08%          2.5%
Alvin R. Maier                        66          Vice Chairman of the Board of          30,000         4.62%          3.75%
Richard J. Morgan                     52     President, Chief Executive Officer and       5,000         0.77%          0.63%
Lamont Thomas                         59         Executive Vice President, Chief         20,000         3.08%          2.5%
                                                Operating Officer and Director of
                                                    CommerceFirst Bancorp and
                                                        CommerceFirst Bank

All directors and officers of
CommerceFirst Bancorp as a group
(5 persons)                                                                              155,000        23.85%        19.38%
                                                                                      -------------- -------------  ------------
All directors and officers of
CommerceFirst Bancorp and
CommerceFirst Bank as a group (15
persons)                                                                                 330,000        50.77%        41.25%
                                                                                      -------------- -------------  ------------
All directors, officers and
organizers of CommerceFirst
Bancorp and CommerceFirst Bank as
a group (16 persons)                                                                     360,000        55.38%          45%
                                                                                      -------------- -------------  ------------

(1)      Includes shares purchased through conversion of organizer shares.
(2)      Does not reflect sale of the oversubscription shares.
(3) Milton D. Jernigan, II is the son of Milton D. Jernigan, Sr., a proposed director of CommerceFirst Bank. Intended share purchases shown for Mr. Jernigan, II, do not include intended purchases by Mr. Jernigan, Sr.


         CommerceFirst Bancorp's Articles of Incorporation provide that the number of Directors of CommerceFirst Bancorp shall be not less than 3 nor more than 25. The Bylaws provide that the number of Directors shall be fixed from time to time by the majority vote of the Directors then in office. CommerceFirst Bancorp's Bylaws provide that the Board of Directors shall be divided into three classes, the first of which shall serve for an initial one year term, the second of which shall serve for an initial two year term and the third of which shall serve for an initial three year term. Upon the expiration of the initial terms, directors shall be elected for three year terms. The Board has fixed the current number of Directors at 5, consisting of two directors in each of the first two classes and one in the third class. The Bylaws may be amended by action of the Board of Directors.

         Directors of CommerceFirst Bancorp may be removed only for cause upon the affirmative vote of a majority of the combined voting power of all outstanding shares of voting stock. Cause is defined as the willful and continuous failure of a director substantially to perform his or her duties to CommerceFirst Bancorp (other than any failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to CommerceFirst Bancorp.

         CommerceFirst Bank's Bylaws will provide for a minimum of 5 and a maximum of 20 Directors and will permit the Board of Directors to fix an exact number of Directors within that range. The Board of Directors plans to initially fix the number of Directors at 15. Before CommerceFirst Bank opens for business, its sole stockholder, CommerceFirst Bancorp, will be required to elect Directors of CommerceFirst Bank, subject to the approval of the Department of Financial Regulation and Federal Reserve Board. Directors of CommerceFirst Bank will serve for one year and until their successors are elected and qualified. CommerceFirst Bancorp intends, together with the 10 additional persons set forth under
"Management -- Additional Information About the Directors, Officers and Organizers of CommerceFirst Bancorp and CommerceFirst Bank - CommerceFirst Bank" to elect all of the 5 current Directors of CommerceFirst Bancorp to serve on the Board of CommerceFirst Bank.

         Each of CommerceFirst Bank's Directors is required by law to own a minimum of 50 shares of common stock of CommerceFirst Bancorp.

         The Articles of Incorporation of CommerceFirst Bancorp provide that to the full extent that the Maryland General Corporation Law (the "MGCL") permits the limitation or elimination of the liability of directors or officers, a director or officer of CommerceFirst Bancorp shall not be liable to CommerceFirst Bancorp or its shareholders for monetary damages. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person. The Articles of Incorporation of CommerceFirst Bank will similarly provide that to the full extent that the MGCL permits the limitation or elimination of the liability of directors or officers, subject to federal law limitations on that authority, a director or officer shall not be liable to CommerceFirst Bank or its shareholders for monetary damages.

         The Articles of Incorporation of CommerceFirst Bancorp provide that to the full extent permitted by the MGCL and other applicable law, CommerceFirst Bancorp shall indemnify a director or officer of CommerceFirst Bancorp who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the Board of Directors of CommerceFirst Bancorp may contract in advance to indemnify any director or officer. The MGCL provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors may also indemnify an employee or agent of CommerceFirst Bancorp who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of CommerceFirst Bancorp.


         The Articles of Incorporation and the Bylaws of CommerceFirst Bank similarly will provide that, subject to limitations under federal statute or regulation, to the full extent permitted by the MGCL, CommerceFirst Bank shall indemnify a director or officer of CommerceFirst Bank who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and persons controlling CommerceFirst Bancorp pursuant to the foregoing provisions, CommerceFirst Bancorp has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ADDITIONAL   INFORMATION  ABOUT  THE  DIRECTORS,   OFFICERS  AND  ORGANIZERS  OF
COMMERCEFIRST BANCORP AND BANK

         Set forth below is a description of the principal occupation and business experience of each of the Directors, Officers, and organizers of CommerceFirst Bancorp and CommerceFirst Bank. Each of the Directors of CommerceFirst Bancorp is also a Director of CommerceFirst Bank. Except as expressly indicated below, each person has been engaged in his principal occupation for at least five years.

CommerceFirst Bancorp

         Edward B. Howlin, Jr. Mr. Howlin, 63, is the Chairman and Chief Executive Officer of Howlin Realty Management, Inc., a real estate holding, management and development firm, and of Edward B. Howlin, Inc., a management and holding company, and of its subsidiary companies, Dunkirk Supply, Inc. and
Howlin Concrete, Inc. Mr. Howlin is also Chief Executive Officer of Howlin Construction Company, Inc. In addition to real estate management and development, the Howlin companies construct residential subdivisions and design, manufacture and sell construction components, systems and supplies to various commercial, residential and government projects primarily in Southern Maryland. Mr. Howlin is a founding organizer of CommerceFirst Bancorp and a member of the Board of Directors of CommerceFirst Bancorp and CommerceFirst Bank.

         Milton D. Jernigan, II. Mr. Jernigan, 45, an attorney engaged in private practice since 1982 is the co-managing principal of the business and corporate law firm of McNamee, Hosea, Jernigan & Kim, P.A. Mr. Jernigan is the Resident Principal-in-Charge of the firm's Annapolis office. Mr. Jernigan's practice areas have included banking and regulatory law and he has represented banks and bank holding companies in matters before the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Federal Reserve Bank of Richmond, the Federal Reserve Bank of Cleveland, the Office of the Comptroller of the Currency, the Maryland State Bank Commissioner, the Securities and Exchange Commission and the Maryland State Securities Commissioner. Mr. Jernigan was one of the founding organizers and members of the Board of Directors of Commerce Bank in College Park, Maryland. Commerce Bank was formed and opened in 1989. Mr. Jernigan served as General Counsel to Commerce Bank from its organization and until its acquisition by MainStreet BankGroup in December, 1997. MainStreet was subsequently acquired by BB&T Corporation in 1999. From 1989 until 1993, Mr. Jernigan served as a Member of the Board of Directors of Commerce Bank and on its Executive Committee, Loan Committee, Compensation Committee, and Strategic Planning Committee. Mr. Jernigan is a resident of Annapolis, Maryland and is active in local chambers of commerce, service and civic organizations. Mr. Jernigan is a founding organizer of CommerceFirst Bancorp and a member of the Board of Directors of CommerceFirst Bancorp and CommerceFirst Bank.


         Alvin R. Maier. Mr. Maier, 66, is engaged in the business of manufacturing and selling building supplies as President of Ernest Maier, Inc.. Mr. Maier has been a corporate officer of Ernest Maier, Inc. since 1955. Mr. Maier was one of the original organizers and directors of Commerce Bank. Mr. Maier served as Chairman of the

Board of Commerce Bank (and following its acquisition by MainStreet) from 1989 until the acquisition of MainStreet by BB&T Corporation in 1999 and he served on the bank's Executive Committee, Loan Committee, Compensation Committee and Strategic Planning Committee. A Korean War veteran, Mr. Maier is a resident of Anne Arundel County and is active in several local service and civic organizations, including Rotary International in which he has a 28 year perfect attendance record. Mr. Maier is a founding organizer of CommerceFirst Bancorp and a member of the Board of Directors of CommerceFirst Bancorp and CommerceFirst Bank.

         Richard J. Morgan. Mr. Morgan, 52, until joining CommerceFirst Bancorp and CommerceFirst Bank, was involved as a cabinet level officer in the County Executive Administration, in the management of economic and community development programs, focusing on marketing, project and financial management, throughout Anne Arundel County as President and Chief Executive Officer of Anne Arundel Economic Development Corporation ("AAEDC"), a position he held since 1997. Mr. Morgan was awarded the Service Excellence Award by the Anne Arundel Trade Council in 1998 and County Business Leader of the Year in 1994. From 1990 to 1997, Mr. Morgan served as President and Chief Executive Officer of Annapolis National Bank. Under Mr. Morgan's leadership, Annapolis National Bank became a successful, well capitalized and profitable commercial bank and earned an "Outstanding" CRA rating. Annapolis National Bank became one of Maryland's top five SBA lenders and Mr. Morgan was selected as the SBA's Financial Services Leader of the Year for the State of Maryland in 1994. Mr. Morgan's has also served as Chief Financial Officer and Group Vice President of the Toddson Company, Inc.; Chief Financial Officer and Group Vice President of the Phillips Corporation, Regional Vice President and Loan Officer of Maryland National Bank and served in commercial lending roles with Marine Midland Bank in New York from 1970 to 1977. At Maryland National Bank, he was responsible for building Maryland National Bank's commercial loan portfolio in the Maryland National Bank's Washington suburban market from zero to $150 million. Mr. Morgan has over 29 years of banking and financial management experience and has served on numerous boards, commissions and community service groups in Annapolis and Anne Arundel County including the United Way of Anne Arundel County; the Annapolis and Anne Arundel Chamber of Commerce (formerly Trade Council); Scholarships for Scholars; State of Maryland's Revitalization Loan Committee; Anne Arundel County Conference and Visitors Bureau; Greater Baltimore Alliance Economic Development Advisory Board; Greater Washington Initiative Economic Development Advisory Board; and the Treasurer and member of the Executive Committee of the Maryland Industrial Development Association. Mr. Morgan is a founding organizer of CommerceFirst Bancorp and a member of the Board of Directors of CommerceFirst Bancorp and CommerceFirst Bank.

         Lamont Thomas. Mr. Thomas, 59, until joining CommerceFirst Bancorp and CommerceFirst Bank, served as the Executive Vice President and Treasurer of Commerce Bank in College Park, Maryland from September, 1989 until June, 1999 serving as chief operating and financial officer. Mr. Thomas was one of the original organizers and directors of Commerce Bank and served as a director until MainStreet's acquisition by BB&T in 1999. As a director, Mr. Thomas served on the Commerce Bank's Executive, Asset/Liability and Strategic Planning Committees. From 1976 until the organization of Commerce Bank, Mr. Thomas managed numerous corporate functions and supervised the Investment, Compliance, Personnel, Proof and Discount Brokerage Departments of Citizens Bank of Maryland, a then $1.8 billion commercial bank with a 100-plus branch network in the Washington, D.C. area as its Vice President and Treasurer. Mr. Thomas was also responsible for all liaisons with the Federal Deposit Insurance Corporation and the Maryland State Banking Department and was Secretary to the Board of Directors and the Executive Committee. Prior to 1976, Mr. Thomas served as Treasurer of Citizens Bank, where his principal responsibilities involved the investment portfolio and the daily cash position of Citizens Bank. Mr. Thomas is a founding organizer of CommerceFirst Bancorp and a member of the Board of Directors of CommerceFirst Bancorp and CommerceFirst Bank.


CommerceFirst Bank

         Wilfred T. Azar, III, Mr. Azar, 38, is engaged in commercial real estate ownership, development and management as President and Chief Executive Officer of Empire Corporation, a managing member of Empire Management Services, LLC and partner of Azar Brothers Partnership. Mr. Azar serves as an officer or director of a number of other businesses located in and around Anne Arundel County, including as a director of the Anne Arundel County Chamber of Commerce, the North Arundel Health System, and the Mt. Washington Pediatric Hospital as well as serving as a director and President of Pony Express, Inc., a documents storage and services business. From 1994 to 1997, Mr. Azar served as a director of Annapolis National Bank, Annapolis, Maryland. Mr. Azar is a member of the Board of Directors of CommerceFirst Bank.


         William F. Chesley. Mr. Chesley, 56, is engaged in residential and commercial real estate sales, management and development in his capacity as President of William F. Chesley Real Estate, Inc., Dee Corporation, Enterprise Office Park, Inc. and Ridgley Builders, Inc., as Vice President of Builders & Brokers Guarantee Program, Inc. and as a managing member of Builder's Advantage, LLC. Mr. Chesley is also a partner in several local real estate partnerships located in and around Anne Arundel County. Mr. Chesley is involved in a number of charitable and professional associations, including both the national and local Association of Realtors, Suburban Maryland Building Industry Association, Kiwanis Club of Prince George's County, Bowie Health Center Foundation, Inc. and as Chairman of the VIP Panel for United Cerebral Palsy. Mr. Chesley is a member of the Board of Directors of CommerceFirst Bank.


         Milton D. Jernigan, Sr. Mr. Jernigan, 69, until retiring in 1996, was the founder, Chairman and President of AAA Rentals, Inc. and AAA Tools, Inc., equipment and party supplies rental and sale businesses with which he served for thirty years. From 1969, Mr. Jernigan served as Chairman and President of the companies until 1996 when the equipment company was sold. The companies that acquired Mr. Jernigan's equipment company are now a part of a national, publicly traded network of rental equipment companies headquartered in Connecticut. Mr. Jernigan was one of the original organizers and directors of Commerce Bank and served as a director of Commerce Bank from 1989 until its acquisition by
MainStreet in 1997. Mr. Jernigan also served on the Commerce Bank's Asset/Liability Committee and its Business Development Committee. Mr. Jernigan is a resident of Edgewater, Maryland in Anne Arundel County and is active in local service and civic organizations, including the Rotary Club of Bladensburg and Woodmore Country Club. Mr. Jernigan is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.


         Andrew R. Lombardo, CPA. Mr. Lombardo, 51, is a Member of the certified public accounting firm of Sturn, Wagner, Sacclaris & Lombardo, LLC in Annapolis, Maryland. In addition to being a certified public accountant, Mr. Lombardo holds a certified valuation analyst designation. Mr. Lombardo is highly involved in local business and civic groups. He is a Board member and Treasurer of the Anne Arundel County Police Foundation, and President of the County's 21st Century Foundation. He was a founding Board member of the Anne Arundel Economic
Development Corporation and served as its Treasurer from 1993 until 1999. Additionally, Mr. Lombardo served two terms as President of the Anne Arundel County Trade Council in 1994 and 1995. Mr. Lombardo is a resident of Anne
Arundel County. Mr. Lombardo is a member of the Board of Directors of CommerceFirst Bank


         Michael J. Miller. Mr. Miller, 41, is engaged in the business of road construction, residential and commercial real estate ownership and construction equipment leasing as Vice President of Concrete General, Inc. and Tri M Leasing Corp. and as a partner of Tri M Properties. Mr. Miller is actively involved in several industry associations, including the Maryland Highway Contractors
Association, the Public Works Contractors Association and is a member of Associated Builders and Contractors. Mr. Miller is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

         Robert R. Mitchell. Mr. Mitchell, 56, until retiring in 1988 was the President of Mitchell Business Equipment, Inc., with which he served for over 25 years until its sale in 1988. Mitchell Business Equipment, Inc. represented several nationally known brands of general business equipment, providing sales and services to a wide range of clients, from small storefront retail operations to billion dollar corporations. Mr. Mitchell was one of the original organizers and directors of Commerce Bank and served as a director of Commerce Bank from 1989 until its acquisition by MainStreet in 1997. Mr. Mitchell served on Commerce Bank's Executive, Loan, Business Development and Strategic Planning Committees. Mr. Mitchell has served as an outside director of two privately held local business firms and is active in local service and civic organizations, including membership in Rotary International for 17 years, service on the Prince George's Salvation Army Local Board for 15 years and membership in the Anne Arundel Junior Golf Association for 3 years. Mr. Mitchell is a resident of Harwood, Maryland. Mr. Mitchell is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

         John A. Richardson. Mr. Richardson, 56, is engaged in electrical equipment and fixture sales as President of Branch Electric Supply Company. Mr. Richardson has served as its President since 1968. Mr. Richardson is also the President of Crofton Bowling Center and is a partner in numerous real estate investment partnerships located throughout Anne Arundel and Prince George's Counties. Mr. Richardson is also involved in several professional associations, including the National Association of Electrical Distributors and the National Bowling Proprietors Association. Mr. Richardson is a resident of Anne Arundel County. Mr. Richardson is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

         George C. Shenk, Jr. Mr. Shenk, 47, is engaged in the business of printing and graphics as the President of Whitmore Printing and Imaging, Inc.,, an Annapolis based business. Mr. Shenk has served as its President since 1976. Mr. Shenk is a past Chairman of the Printing Industries of Maryland association, an active member of the Rotary Club of Annapolis and a past President of the Maryland Hall Creative Arts association. Mr. Shenk was Chairman of County Executive John Gary's transition team in 1994 and served on the Anne Arundel County Planning Advisory Board from 1995 until 1998. Mr. Shenk is a resident of Anne Arundel County. Mr. Shenk is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

         Dale R. Watson, Mr. Watson, 45, is engaged in the business of computer consulting as President of Alpha Engineering Associates, Inc., an Annapolis headquartered business that Mr. Watson formed in 1991. Mr. Watson's firm configures, installs and supports the computers and networks of local, small to medium businesses. He is a member of Rotary International and the Anne Arundel Chamber of Commerce. In addition Mr. Watson's firm has supported both local and wide area networks at the State, the County and the local City of Annapolis government level. Before starting Alpha Engineering Associates, Inc., Mr. Watson worked for a large international company as a high level consultant developing large scale software solutions for various Federal Agencies, the U.S. Military, State Governments, various multi-national companies and private businesses. Mr. Watson is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

         Jerome A. Watts. Mr. Watts, 57, is the owner of Plan Management, a supplier of insurance and employee benefit plans in Lanham, Maryland. Mr. Watts was one of the founding organizers and member of the Board of Directors of Commerce Bank. Mr. Watts served as a Director of Commerce Bank from 1989 until MainStreet's acquisition by BB&T in 1999 and also served on Commerce Bank's Executive Committee and Loan Committee. Mr. Watts is a member of a number of civic and professional associations, including the National Association of Life Underwriters, the Association of Health Insurance Agents and the Prince George's County Chamber of Commerce. Mr. Watts is a founding organizer of CommerceFirst Bancorp and is a member of the Board of Directors of CommerceFirst Bank.

OTHER ORGANIZERS OF COMMERCEFIRST BANCORP AND COMMERCEFIRST BANK

         Citizens Incorporated is the registered bank holding company for The Citizens National Bank of Evans City, a $336 million asset bank based in Evans City Pennsylvania. Citizens, Incorporated is a passive investor in CommerceFirst Bancorp. Once CommerceFirst Bank opens for business, we expect that it will maintain a correspondent relationship with Citizens National Bank of Evans City, to facilitate loan participations. We expect that most participations sold will be the amounts of owner occupied, commercial real estate mortgages which are above our internal and/or legal lending limits. Any sales of participations are expected to be without recourse, and will be on terms comparable to those which we could obtain from other participants. Such participations will increase our ability to effectively service our borrowing clients who have needs in excess of our self imposed or legal lending limits. The establishment of a relationship with CommerceFirst Bancorp will enhance the efficiency of the participation process. CommerceFirst Bank does not have any obligation to sell participations to Citizens. We do not currently expect that we will purchase any loans from Citizens. No representatives of Citizens will be a director or officer of CommerceFirst Bancorp or CommerceFirst Bank.


                           EXECUTIVE COMPENSATION AND
                      CERTAIN TRANSACTIONS WITH MANAGEMENT

         It is not anticipated that following the opening for business of CommerceFirst Bank, CommerceFirst Bancorp will separately compensate any officers or employees of CommerceFirst Bancorp or CommerceFirst Bank for services rendered to CommerceFirst Bancorp. Prior to the opening of CommerceFirst Bank , Messrs. Jernigan, Morgan and Thomas, the proposed Chairman, President - Chief Executive Officer and Executive Vice President - Chief Operating Officer of CommerceFirst Bank will receive compensation from the Company at annual rates of $30,000, $125,000 and $120,000, respectively. Messrs. Jernigan, Morgan and Thomas have agreed to defer 40% of their annual compensation until the opening of CommerceFirst Bank.

         CommerceFirst Bancorp does not anticipate that it will provide its and CommerceFirst Bank's directors with any fees for attending meetings of the Board of Directors or its committees until it is profitable.

         Chairman's Employment Agreement. Pursuant to a certain chairman employment agreement between CommerceFirst Bancorp and Mr. Jernigan, Mr. Jernigan will serve as the Chairman of the Board of Directors of CommerceFirst Bancorp and as Chairman of the Board of Directors of CommerceFirst Bank. Under the chairman employment agreement Mr. Jernigan will receive (i) an annual base salary of $30,000, (ii) a term life insurance policy in the amount of $100,000,
(iii) 2,500 options to purchase CommerceFirst Bancorp stock, at an exercise price of $10.00 per share, upon the opening of CommerceFirst Bank, (iv) annual stock options in an amount to be determined by the Board of Directors of CommerceFirst Bancorp, and (v) an annual cash bonus in an amount to be determined by the Board of Directors of CommerceFirst Bancorp. The term of the chairman employment agreement will expire on July 14, 2002 unless sooner terminated. If the agreement is terminated by CommerceFirst Bancorp without cause, CommerceFirst Bancorp will continue to pay Mr. Jernigan his annual compensation and benefits as severance compensation for a period of 12 months. In the event of any sale or exchange of stock resulting in a change in a controlling interest of CommerceFirst Bancorp, Mr. Jernigan may either continue his employment with CommerceFirst Bancorp, execute a new employment agreement on mutually agreeable terms or resign his employment. In the event that Mr. Jernigan resigns his employment or is terminated within 12 months of the change in control, Mr. Jernigan will be entitled to the sum of twice the base salary and bonuses paid to Mr. Jernigan during the 12 months immediately preceding the change in control. See "Certain Transactions" (page 36).

         President's Employment Agreement. Pursuant to a certain president employment agreement between CommerceFirst Bancorp and Mr. Morgan, Mr. Morgan will serve as the President and Chief Executive Officer of CommerceFirst Bancorp and CommerceFirst Bank. Under the president employment agreement Mr. Morgan will receive (i) an annual base salary of $125,000, (ii) a term life insurance policy in the amount of $300,000, (iii) 10,000 options to purchase CommerceFirst Bancorp stock, at an exercise price of $10.00 per share, upon the opening of CommerceFirst Bank, (iv) annual stock options in an amount to be determined by the Board of Directors of CommerceFirst Bancorp, (v) an annual cash bonus in an amount to be determined by the Board of Directors of CommerceFirst Bancorp, and
(vi) and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the CommerceFirst Bank or CommerceFirst Bancorp. Once CommerceFirst Bank opens, Mr. Morgan will also be entitled to receive the use of a leased vehicle or a comparable vehicle allowance. The term of the president employment agreement will expire on August 2, 2004 unless sooner terminated. If the agreement is terminated by CommerceFirst Bancorp without cause, CommerceFirst Bancorp will continue to pay Mr. Morgan his annual compensation and benefits as severance compensation for a period of 12 months. In the event of any sale or exchange of stock resulting in a change in a controlling interest of CommerceFirst Bancorp, Mr. Morgan may either continue his employment with CommerceFirst Bancorp, execute a new employment agreement on mutually agreeable terms or resign his employment. In the event that Mr. Morgan resigns his employment or is terminated within 12 months of the change in control, Mr. Morgan will be entitled to the sum of twice the base salary and bonuses paid to Mr. Morgan during the 12 months immediately preceding the change in control.

         Executive Vice President's Employment Agreement. Pursuant to an executive vice president employment agreement between CommerceFirst Bancorp and Mr. Thomas, Mr. Thomas will serve as the Executive Vice President and Chief Operating Officer of CommerceFirst Bancorp and CommerceFirst Bank. Under the executive vice president employment agreement Mr. Thomas will receive (i) an annual base salary of $120,000, (ii) a term life insurance policy in the amount of $200,000, (iii) 7,500 options to purchase CommerceFirst Bancorp stock, at an exercise price of $10.00 per share, upon the opening of CommerceFirst Bank, (iv) annual stock options in an amount to be determined by the Board of Directors of CommerceFirst Bancorp, (v) an annual cash bonus in an amount to be determined by the Board of Directors of CommerceFirst Bancorp and (vi) and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to officers or employees of the CommerceFirst Bank or CommerceFirst Bancorp. Once CommerceFirst Bank opens, Mr. Thomas will also be entitled to receive the use of a leased vehicle or a comparable vehicle allowance. The term of the executive vice president employment agreement will expire on August 1, 2004 unless sooner terminated. If the agreement is terminated by CommerceFirst Bancorp without cause, CommerceFirst Bancorp will continue to pay Mr. Thomas his annual compensation and benefits as severance compensation for a period of 12 months. In the event of any sale or exchange of stock resulting in a change in a controlling interest of CommerceFirst Bancorp, Mr. Thomas may either continue his employment with CommerceFirst Bancorp, execute a new employment agreement on mutually agreeable terms or resign his employment. In the event that Mr. Thomas resigns his employment or is terminated within 12 months of the change in control, Mr. Thomas will be entitled to the sum of twice the base salary and bonuses paid to Mr. Thomas during the 12 months immediately preceding the change in control.

         Incentive Stock Option Plan. To attract and retain highly qualified personnel, it is the intention of the Directors of CommerceFirst Bancorp to adopt a Stock Option Plan which would be subject to approval by the holders of a majority of the outstanding Common stock after this offering. It is intended that the plan provide for incentive options which would be available for grant to officers and key employees of CommerceFirst Bancorp and CommerceFirst Bank. The exercise price under each incentive stock option would not be less than 100% of the fair market value of the shares on the date the option is granted. No taxable income would be recognized by the optionee at the time an incentive stock option is granted or at the time exercised, and correspondingly, CommerceFirst Bancorp would not be entitled to a compensation expense deduction for federal income tax purposes. The aggregate fair market value of the Common stock for which any one officer or employee may be granted incentive stock options in any calendar year would not exceed $100,000 as provided in Section 422A of the Internal Revenue Code, including the requirements which restrict the term of such an option to ten years. Within three (3) months following termination of employment for any reasons other than death, disability or retirement, or cause, an optionee would be entitled to exercise his or her option to the extent such option were exercisable on the date of termination. The plan would extend for a period of ten years and be administered by a committee appointed by the Board.


         Since the Plan has not yet been adopted, it is impossible at this time to designate the identity of the recipients of stock options or the number of options to be granted.


         Warrant Plan. In order to encourage the continued involvement of the organizers in the CommerceFirst Bank, the Directors of CommerceFirst Bancorp have adopted a warrant plan under which non-transferable warrants will be issued to each organizer. The aggregate number of warrants under the plan is equal to 15% of the total shares of stock sold by CommerceFirst Bancorp in the offering (97,500 shares if the minimum number of shares are sold, 120,000 shares if the maximum number of shares are sold and 150,000 shares if all of the oversubscription shares are sold). The actual number of warrants to be issued in the aggregate and to each organizer will be determined upon completion of this offering. Each organizer will receive 2,500 warrants in consideration of their initial capital contribution to CommerceFirst Bancorp. Any warrants remaining from the total number subject to issuance after the allocation of these initial warrants will be allocated among the organizers in the proportion that the number of shares purchased by the organizer and its affiliates bears to the total number of shares purchased by all organizers, limited to the total number of shares purchased by the organizer and its affiliates in the offering.

         The warrants vest over 3 years at a rate of 30%, 30% and 40%, respectively and vested warrants will entitled the holder thereof to purchase one share of stock. In accordance with the terms of the organizers agreement, the exercise price of each warrant will be the price of the common stock in this offering, $10.00 per share. The warrants must be exercised, unless earlier called by CommerceFirst Bancorp, within 10 years from the date of termination of the offering. With the exception of Citizens, Inc., vested warrants will also expire 1 year following the date that the organizer ceases to be a director of CommerceFirst Bank. Warrants may be called by CommerceFirst Bancorp in the event that a merger, sale, acquisition, share exchange or other similar extraordinary event is approved by the Board of Directors of CommerceFirst Bancorp. Upon call by CommerceFirst Bancorp, warrant holders will have 90 days in which to exercise their warrants. If they are not exercised, CommerceFirst Bancorp will pay the warrant holder the difference between the exercise price of the warrant and the fair market value of the stock of CommerceFirst Bancorp at the time of the closing of the transaction. In the event that an applicable state or federal regulatory authority determine that CommerceFirst Bank's capital fails to meet minimum capital requirements, such regulatory authority may direct CommerceFirst Bancorp to call all outstanding warrants. Any warrants not exercised will be thereafter forfeited. See "Description of Securities" (page 37).


CERTAIN TRANSACTIONS


         It is anticipated that the Directors and Officers of CommerceFirst Bancorp and the business and professional organizations with which they are associated will have banking transactions with CommerceFirst Bank in the ordinary course of business. It is the policy of management that any loans and loan commitments will be made in accordance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of comparable credit standing. Loans to Directors and Officers must comply with CommerceFirst Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from considering any such loan application.

         Milton D. Jernigan, II, a founding organizer and Chairman of the Board of Directors of CommerceFirst Bancorp and Commerce First Bank is also a principal of McNamee, Hosea, Jernigan & Kim, P.A. McNamee, Hosea, Jernigan & Kim, P.A has been retained by CommerceFirst Bancorp to perform certain legal and advisory services in connection with the formation of CommerceFirst Bancorp and CommerceFirst Bank, including but not limited to, the preparation of regulatory applications, organizational documents, employment agreements for the senior officers, including Mr. Jernigan, and the organizers agreement and Warrant plan, and participating in the preparation of this prospectus. CommerceFirst Bancorp also leases its organizational offices from McNamee, Hosea, Jernigan & Kim, P.A. for a rental of $1,500 per month pursuant to an oral lease between McNamee, Hosea, Jernigan & Kim, P.A. and CommerceFirst Bancorp. It is anticipated that following the termination of the offering, McNamee, Hosea, Jernigan & Kim, P.A. will serve as general corporate and regulatory counsel for CommerceFirst Bancorp and CommerceFirst Bank. We believe that the terms of the agreement for the lease are at least as favorable to CommerceFirst Bancorp as could have been obtained from an unaffiliated party.

         McNamee, Hosea, Jernigan & Kim, P.A. will not charge CommerceFirst Bancorp for any of Mr. Jernigan's time or efforts with respect to the offering or the organization of CommerceFirst Bancorp and CommerceFirst Bank. Mr. Jernigan has agreed not to provide any legal services to CommerceFirst Bancorp or CommerceFirst Bank. McNamee, Hosea, Jernigan & Kim, P.A. has agreed to defer the payment of certain legal fees pending the successful completion of this offering.


         Other attorneys in the firm of McNamee, Hosea, Jernigan & Kim, P.A. may subscribe for shares in the offering.

                         SHARES ELIGIBLE FOR FUTURE SALE


         All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of CommerceFirst Bancorp, which will be subject to the resale limitations set forth in Securities and Exchange
Commission Rule 144. Shares issued to Citizens Incorporated have not been registered for sale under the laws of the Commonwealth of Pennsylvania, but have been issued in reliance on an exemption from registration. Such shares may only be resold pursuant to an available exemption from registration under Pennsylvania law, or pursuant to an effective registration thereunder.

         All of CommerceFirst Bancorp's Directors are considered "affiliates" within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering. In general, the number of shares that can be sold by each Director in brokers' transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of (i) one percent (1%) of the outstanding shares as shown by the most recent report or statement published by the Company (6,500 shares if the minimum number of shares are sold or 8,000 shares if the maximum number of shares are sold), or
(ii) the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

                            DESCRIPTION OF SECURITIES


         CommerceFirst Bancorp's authorized capital consists of 4,000,000 shares of common stock, $.01 par value. CommerceFirst Bancorp will issue warrants to purchase up to 150,000 shares of common stock to organizers. The actual number of warrants to be issued will equal 15% of the total number of shares sold in the offering. Each organizer will receive 2,500 warrants in consideration of their initial capital contribution to CommerceFirst Bancorp. Any warrants remaining from the total number subject issuance after the allocation of these initial warrants will be allocated among the organizers in the proportion that the number of shares purchased by the organizer and its affiliates bears to the total number of shares purchased by all organizers, limited to the total number of shares purchased by the organizer and its affiliates in the offering. Each warrant will entitle the holder to purchase one share of common stock for a period of ten years from the termination of the offering at an exercise price of $10.00 per share. The warrants will contain provisions adjusting the number of shares subject to issuance upon exercise and the exercise price upon the occurrence of changes in the common stock, such as stock splits, stock dividends, reverse splits, share consolidations, recapitalizations and similar events. The warrants will not be transferable, and will be subject to early termination if the organizer (other then Citizens Inc.) ceases to be a director of CommerceFirst Bank. The warrants will vest over a three year period and will be subject to mandatory exercise or forfeiture under certain circumstances. See "Executive Compensation and Certain Transactions With Management - Warrant Plan" (page 36). Under the employment agreements between CommerceFirst Bancorp and Messrs. Jernigan, Morgan and Thomas, CommerceFirst Bancorp is obligated to issue options to purchase an aggregate of 20,000 shares of common stock upon the opening of CommerceFirst Bank. See "Executive Compensation and Certain Transactions With Management - Employment Agreements" (page 34).

         Holders of common stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds, and to share ratably in any distribution of CommerceFirst Bancorp's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Shareholders do not have cumulative voting rights or preemptive rights or other rights to subscribe for additional shares, and the common stock is not subject to conversion or redemption. The shares of common stock to be issued in this offering will be, when issued, fully paid and non-assessable. Three hundred twenty five shares of common stock, issued to the organizers to finance CommerceFirst Bancorp's organizational efforts, are presently outstanding, each of which will be used to purchase 100 shares of common stock in the offering.

         Limitations on Payment of Dividends. The payment of dividends by CommerceFirst Bancorp will depend largely upon the ability of CommerceFirst Bank to declare and pay dividends to CommerceFirst Bancorp, as the principal source of CommerceFirst Bancorp's revenue will initially be from dividends paid by CommerceFirst Bank. Dividends will depend primarily upon the Bank's earnings, financial condition, and need for funds, as well as governmental policies and regulations applicable to CommerceFirst Bancorp and CommerceFirst Bank. It is anticipated that CommerceFirst Bank will incur losses during its initial phase of operations, and therefore, it is not anticipated that any dividends will be paid by CommerceFirst Bank or CommerceFirst Bancorp for at least three years and in the foreseeable future. Even if CommerceFirst Bank and CommerceFirst Bancorp have earnings in an amount sufficient to pay dividends, the Board of Directors may determine to retain earnings for the purpose of funding the growth of CommerceFirst Bank and CommerceFirst Bancorp.

         Regulations of the Federal Reserve Board and Maryland law place limits on the amount of dividends CommerceFirst Bank may pay to CommerceFirst Bancorp without prior approval. Prior regulatory approval is required to pay dividends which exceed CommerceFirst Bank's net profits for the current year plus its retained net profits for the preceding two calendar years, less required transfers to surplus. State and federal bank regulatory agencies also have authority to prohibit a bank from paying dividends if such payment is deemed to be an unsafe or unsound practice, and the Federal Reserve Board has the same authority over bank holding companies.

         The Federal Reserve Board has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies. Compliance with such standards, as presently in effect, or as they may be amended from time to time, could possibly limit the amount of dividends that CommerceFirst Bancorp may pay in the future. In 1985, the Federal Reserve Board issued a policy statement on the payment of cash dividends by bank holding companies. In the statement, the Federal Reserve Board expressed its view that a holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income, or which could only be funded in ways that weaken the holding company's financial health, such as by borrowing. As a depository institution, the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC.


CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

         Restrictions on Business Combinations with Interested Shareholders. CommerceFirst Bancorp's Articles of Incorporation provides that certain "business combinations" (including, among various other transactions, a merger, consolidation, or, in certain circumstances involving assets having a value equal to 10% or more of CommerceFirst Bancorp's equity, an asset transfer or issuance of equity securities, and the adoption of certain plans of liquidation or dissolution) involving and any person who beneficially owns at least 20% of the corporation's stock and such persons, affiliates or associates (an "interested shareholder"). Such a business combination must be: (a) approved by the affirmative vote of at least (i) 80% of the voting power of all outstanding shares of voting stock and (ii) a majority of the voting power of all outstanding shares of voting stock which are not held by the interested shareholder with whom the business combination is to be effected, unless, among other things, the business combination is approved by a majority of the members of the Board of Directors who are "disinterested directors," and the common shareholders receive a price (as described in the articles) generally equal to the higher of the "fair market value" of the common stock and the highest price paid by the interested shareholders for any shares of common stock. Under Maryland law, a two thirds vote is generally required for approval of business combinations.

         Consideration of Business Combinations. The Articles of Incorporation provide that that where the Board of Directors evaluates any actual or proposed business combination, the Board of Directors shall consider the following factors: the effect of the business combination on CommerceFirst Bancorp and any of its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation's capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors' estimate of the future value of CommerceFirst Bancorp and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of their fiduciary responsibility to CommerceFirst Bancorp and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.


         Amendment of the Articles of Incorporation. In general, the Articles of Incorporation may be amended upon the vote of two thirds of the outstanding shares of capital stock entitled to vote, the standard vote required under Maryland law. The provisions of the Articles of Incorporation relating to the vote required for business combinations and the factors which shall be considered by the Board of Directors in considering business combinations, and the provisions requiring the vote of eighty percent of the combined voting power of the outstanding voting stock to adopt any change to the Bylaws which is not approved by two thirds of the disinterested directors, may be amended only upon the affirmative vote of 80% of the voting power of the outstanding voting stock.

                                   LITIGATION


         To the knowledge of CommerceFirst Bancorp and its Directors and Officers, there is no pending or threatened litigation involving CommerceFirst Bancorp.


                                  LEGAL MATTERS


         The validity of the securities offered hereby will be passed upon for CommerceFirst Bancorp by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland. Members of such firm may subscribe to purchase shares of common stock offered hereby.


                                     EXPERTS

         The audited financial statements of CommerceFirst Bancorp, Inc. (a development stage company) for the period ending December 31, 1999 included in this prospectus has been included herein in reliance upon the report of Trice & Geary, LLC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


               ADDITIONAL INFORMATION ABOUT COMMERCEFIRST BANCORP

         CommerceFirst Bancorp is a newly organized company and to date has not engaged in any business operations,. and except for shares issued to the organizers to fund organizational activities, has not issued any capital stock. It is not currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, although it will become subject to the periodic reporting requirements following the completion of this offering, until such time as it has fewer than three hundred shareholders of record. CommerceFirst Bancorp will furnish stockholders with annual reports containing audited financial statements. It may also send other reports to keep stockholders currently informed concerning its affairs.

         This prospectus is part of a registration statement on Form SB-2 filed by CommerceFirst Bancorp with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement, certain parts of which have been omitted in accordance with rules of the SEC. Any statements contained herein concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and, in each instance, reference is made to the copy of the filed document for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. The registration statement may be read and copied at the SEC's public reference room located at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site that contains information of issuers, including CommerceFirst Bancorp who file electronically with the SEC. The address of that web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report................................................F-1


Audited Balance Sheet of the CommerceFirst Bancorp at December 31, 1999.....F-2


Audited Statement of Operations.............................................F-3

Audited Statement of Changes in Stockholders' Deficit.......................F-4

Audited Statement of Cash Flows.............................................F-5

Notes to Audited Financial Statements.......................................F-6

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
CommerceFirst Bancorp, Inc.
Annapolis, MD 21401

We have audited the accompanying balance sheet of CommerceFirst Bancorp, Inc. (a Development Stage Company) as of December 31, 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the period July 9, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on the audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CommerceFirst Bancorp, Inc. ( a Development Stage Company) as of December 31, 1999 and the results of operations and cash flows for the period July 9, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

/s/ Trice Geary and Myers, L.L.C.

Salisbury, Maryland
January 17, 2000

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                DECEMBER 31, 1999


ASSETS

Cash                                                           $ 143,774

Equipment (net)                                                    7,012
                                                               ---------

             TOTAL ASSETS                                      $ 150,786
                                                               =========



LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                          $ 101,969
                                                               ---------

COMMITMENTS


STOCKHOLDERS' EQUITY

Common Stock
$.01 par value, 4,000,000 shares authorized,
32,500 shares issued and outstanding                                 325

Surplus                                                          324,675

Deficit accumulated during the
development stage                                               (276,183)
                                                               ---------

            TOTAL STOCKHOLDERS' EQUITY                            48,817
                                                               ---------

            TOTAL LIABILITIES &
                STOCKHOLDERS' EQUITY                           $ 150,786
                                                               =========


                             See Accompanying Notes

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                             Statement of Operations
                        For the Period From July 9, 1999
                    (Date of Inception) to December 31, 1999


               REVENUES:     Interest income                            $ 3,991
                                                                     ----------

               EXPENSES:

                             Depreciation                                   412
                             Legal and professional                     116,460
                             Salaries                                   127,336
                             Rent                                         6,000
                             Marketing and consulting                    17,870
                             Office supplies                              4,012
                             Business development                         1,739
                             Miscellaneous                                6,345
                                                                     ----------

                             Total expenses                             280,174
                                                                     ----------

               LOSS BEFORE INCOME TAX BENEFIT                          (276,183)

               INCOME TAX BENEFIT                                            --
                                                                     ----------

               NET LOSS                                              $ (276,183)
                                                                     ==========
               EARNINGS PER SHARE:
               Basic net loss per share                                 $ (8.50)
                                                                     ===========
               Diluted net loss per share                               $ (8.50)
                                                                     ==========






                             See Accompanying Notes

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                  Statement of Changes in Stockholders' Equity
                        For the Period From July 9, 1999
                    (Date of Inception) to December 31, 1999





                                                             Common             Surplus          Deficit Accumulated       Total
                                                              Stock                              During the
                                                                                                 Development Stage

Balances at July 9, 1999 ........................           $    --              $    --            $      --            $      --

Issuance of Common Stock ........................                 325              324,675                                 325,000

Net Loss ........................................                                                    (276,183)            (276,183)
                                                            ---------            ---------          ---------            ---------

BALANCES AT DECEMBER 31, 1999 ...................           $     325            $ 324,675          $(276,183)           $  48,817
                                                            =========            =========          =========            =========













                             See Accompanying Notes

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)
                             Statement of Cash Flows
                        For the Period From July 9, 1999
                    (Date of Inception) to December 31, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:

        Net Loss                                                    $ (276,183)

        Adjustments to reconcile net loss to net cash
        used by operating activities:
           Depreciation                                                    412
           Accounts payable                                            101,969
                                                                     ---------

                          Net cash used by
                          operating activities                        (173,802)
                                                                     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

        Acquisition of equipment                                        (7,424)
                                                                     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

        Proceeds from issuance of
                  common stock to organizers                           325,000
                                                                     ---------

NET INCREASE IN CASH                                                   143,774

CASH AT BEGINNING OF PERIOD                                                 --
                                                                     ---------

CASH AT END OF PERIOD                                                $ 143,774
                                                                     =========

Supplemental Cash Flows Information:
        Interest payments                                            $      --
                                                                     =========

        Income tax payments                                          $      --
                                                                     =========


                             See Accompanying Notes

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                        FOR THE PERIOD FROM JULY 9, 1999
                    (DATE OF INCEPTION) TO DECEMBER 31, 1999


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

CommerceFirst Bancorp, Inc. (the "Company") was incorporated on July 9, 1999 under the laws of the State of Maryland to operate as a bank holding company of a proposed new commercial bank with the name CommerceFirst Bank (the "Proposed Bank"). It is intended that the Company will purchase all the shares of common stock to be issued by the Proposed Bank. The Company's operations to date have been limited to taking necessary actions to organize and capitalize the Company and the Proposed Bank. The Proposed Bank has not commenced operations and will not do so unless the public offering of stock by the Company is successful and the Proposed Bank meets the conditions and approvals of the Maryland Department of Financial Regulation and the Board of Governors of the Federal Reserve System to receive its charter authorizing it to commence operations as a commercial bank, has obtained the approval of the Federal Deposit Insurance Corporation
(FDIC) to insure its deposit accounts, and meets certain other regulatory requirements.

The Proposed Bank will seek to operate as a local business bank alternative to the superregional financial institutions which dominate its primary market area within Anne Arundel County and surrounding areas. The Proposed Bank will focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs in a proactive, personalized fashion. The accounting policies of the Company conform to generally accepted accounting principles and general practices within the banking industry.

Significant accounting policies not disclosed elsewhere in the financial statements are as follows:

    DEPRECIATION

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

    CREDIT RISK

The Company has deposits in a financial institution in excess of amounts insured by the FDIC; however, this institution is considered to be a sound institution within the industry.

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    EARNINGS (LOSS) PER SHARE

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, including any potential dilutive common shares outstanding, such as options and warrants.


NOTE 2.  INCOME TAXES

Federal and state income tax expense (benefit) consists of the following for the period ended October 31, 1999:


Current federal income tax                              $        --

Current state income tax                                         --

Deferred federal income tax expense (benefit)
                                                                 --

Deferred state income tax expense (benefit)
                                                                 --

Total income tax expense (benefit)                      $        --
                                                        ===========


The following chart is a summary of the tax effect of temporary differences that give rise to a significant portion of deferred tax assets:



Deferred tax assets:

Net operating loss carryforward                         $    57,000

Less valuation allowance                                     57,000

Total deferred tax assets                               $        --
                                                        ===========

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.  INCOME TAXES (CONTINUED)

No income tax benefit or deferred tax asset is reflected in the financial statements. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforward if their realization is "more likely than not".

NOTE 3.  EMPLOYMENT CONTRACTS

The Company has signed employment agreements with the Chairman of the Board of Directors, President, and Executive Vice President, which will expire July 14, 2002, August 2, 2004, and August 1, 2004, respectively. In the event the agreements are terminated by the Company without cause, the Company will continue to pay annual compensation and benefits as severance compensation for a period of one year. The agreements also grant to the above individuals certain specified levels of non-incentive stock options to purchase shares of the Company at an exercise price equal to the initial offering price per share upon opening of the Proposed Bank. Annual stock options will also be provided at the discretion of the Board of Directors of the Company

NOTE 4.  ISSUANCE OF COMMON STOCK

The Company offered and sold 325 shares of its common stock, $.01 par value per share for a price of $1,000 per share and received aggregate consideration of $325,000 to be used for funding organizational activities. In anticipation of the successful completion of the offering, the shares are reflected as being converted to 32,500 shares of common stock, $.01 par value per share for a price of $10 per share, in the equity section of the balance sheet and in the earnings per share calculation displayed on the statement of operations.

The Company is offering to sell a minimum of 650,000 shares and up to 800,000 shares of its common stock, at a price of $10 per share. The Company reserves the right to sell up to an additional 200,000 shares of common stock if the volume of subscription exceeds the number of shares offered.

NOTE 5.  WARRANTS AND OPTIONS

The Board of Directors of the Company has adopted a Warrant Plan which will issue non-transferable warrants to each organizer. The maximum number of warrants to be issued under the plan will equal 15% of the total shares of stock sold by the Company in the offering. Each organizer will first be allocated a number of warrants equal to the number of shares purchased by the organizer in the offering. Remaining warrants for the organizers will be allocated in the proportion that the number of shares purchased by the organizers bears to the total number of shares purchased by all organizers, limited to the total number of shares purchased by the organizers in the offering.

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 5.  WARRANTS AND OPTIONS (CONTINUED)

The warrants will vest over 3 years at a rate of 30%, 30% and 40%, respectively and vested warrants will entitle the holder thereof to purchase one share of stock. The exercise price of each warrant will be $10 per share and must be exercised, unless earlier called by the Company not later than 10 years from the date of termination of the offering. Generally, vested warrants will also expire 1 year following the date that the organizer ceases to be a director of the Proposed Bank. Warrants may be called by the Company in the event that a merger, sale, acquisition, share exchange or other similar extraordinary event is approved by the Board of Directors of the Company. Upon call by the Company, warrant holders will have 90 days in which to exercise their warrants. If they are not exercised, the Company will pay the warrant holder the difference between the exercise price of the warrant and the fair market value of the stock of the Company at the time of the closing of the transaction. In the event that an applicable state or federal regulatory authority determine that the Proposed Bank's capital fails to meet minimum capital requirements, such regulatory authority may direct the Company to call all outstanding warrants. Any warrants not exercised will be thereafter forfeited.

The Board of Directors of the Company intends to adopt a stock option plan as a performance incentive for its and the Proposed Bank's officers and key employees.

NOTE 6.  RELATED PARTY TRANSACTIONS

The Company has incurred approximately $20,000 of legal expenses with a law firm of which the Chairman of the Board of the Company is also a principal. The Company also sub-leases office space in Annapolis, Maryland for $1,500 per month from this law firm. The terms of the sub-lease agreement appear to be at least as favorable as what could have been attained from an unaffiliated party. Accounts payable and accrued expenses include $45,206 payable to the law firm and $46,333 of unpaid officer salaries.

NOTE 7.  COMMITMENTS

The Company has entered into a letter of intent to ;lease a facility to serve as the executive offices for the Company and as the main banking office for the Proposed Bank. The facility, which is approximately 7,850 square feet and located in Annapolis, Maryland, will be leased by the Company for five years with three five year renewal options, at an initial rent of $19 per square foot, plus annual increases of 3%. The letter of intent anticipates that a lease will be signed by February 15, 20000, with delivery of the premises anticipated to occur in May 2000. In the event that all regulatory approvals required for the opening of the Proposed Bank are not received, the lease can be terminated by the payment of a fee of $100,000 in addition to the forfeiture of a $15,000 deposit.

                           COMMERCEFIRST BANCORP, INC.

                 800,000 SHARES OF COMMON STOCK - To the Public

                      150,000 Warrants - To the Organizers

                                   Prospectus

                                ___________, 2000


         COMMERCEFIRST BANCORP HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS PROSPECTUS OR IN ITS DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE DELIVERY OF THIS PROSPECTUS AND/OR THE SALE OF SHARES OF COMMON STOCK DO NOT MEAN THAT THERE HAVE NOT BEEN ANY CHANGES IN COMMERCEFIRST BANCORP'S CONDITION SINCE THE DATE OF THIS PROSPECTUS. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO SELL, OR TO ASK FOR OFFERS TO BUY, THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE EXCEPT WHERE IT INDICATES THAT ANOTHER DATE APPLIES.


UNTIL , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
PROSPECTUS

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Articles of Incorporation of CommerceFirst provide that CommerceFirst may indemnify officers, directors, employees and agents of CommerceFirst to the fullest extent permitted by the Maryland law (the "Maryland law"). Pursuant to the Maryland law, CommerceFirst generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at CommerceFirst's request, against expenses (including attorneys' fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CommerceFirst, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In respect of suits by or in the right of CommerceFirst, the indemnification is generally limited to expenses (including attorneys' fees) and is not available in respect of any claim where such person is adjudged liable to CommerceFirst, unless the court determines that indemnification is appropriate. To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys' fees) is mandatory. CommerceFirst has the power to purchase and maintain insurance for such persons and indemnification. The indemnification provided by the Maryland law is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated expenses payable by CommerceFirst in connection with the Offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

                  SEC registration fee                                              $       3,837
                  Blue Sky qualification fees and expenses                                 12,500
                  Printing, engraving & Edgar expenses                                     15,000
                  Registered Broker Dealer Fees                                            15,000
                  Legal fees and expenses                                                  50,000
                  Accounting fees and expenses                                             10,000
                  Other                                                                     3,663
                                                                                      -----------
                           Total                                                      $   110,000
                                                                                      ===========

Item 26.  Recent Sales of Unregistered Securities.

         Between July 14, 1999 and October 18, 1999, CommerceFirst issued an aggregate of 325 shares of common stock to organizers of CommerceFirst and CommerceFirst Bank at a price of $1,000 per share in private placement transactions exempted pursuant to Section 4(2) of the Securities Act of 1933, pursuant to the terms of Organizer Agreements between CommerceFirst and the organizers.

Item 27.  Exhibits.

         Number            Description
         ------            -----------
         3(a)              Articles of Incorporation of CommerceFirst, as amended (1)

         3(b)              Bylaws of CommerceFirst(1)

         4 Refer to Articles III through V and Articles IX through XI of the Articles of Incorporation (included as Exhibit 3(a) previously filed) and Article II of the Bylaws (included as Exhibit 3(b) previously filed)



         Number            Description
         ------            -----------

         5                 Opinion of Kennedy, Baris & Lundy, L.L.P.

         10(a)             Chairman  Employment  Agreement  dated July 14, 1999 between  Milton D.  Jernigan,  II and  CommerceFirst
                           Bancorp, Inc. (1)

         10(b)             President Employment Agreement dated August 2, 1999 between Richard J. Morgan and CommerceFirst Bancorp,
                           Inc. (1)

         10(c)             Executive Vice President Employment Agreement dated July 14, 1999 between Lamont Thomas and CommerceFirst
                           Bancorp, Inc. (1)

         23(a)             Consent of Trice & Geary, L.L.C., Independent Auditors

         23(b)             Consent of Kennedy, Baris & Lundy, L.L.P., included in Exhibit 5

         99(a)             Form of Subscription Agreement(1)

         99(b)             Amended and Restated Organizers Agreement (1)

         99(c)             Form of Escrow Agreement(1)

         99(d)             Warrant Plan

         99(e)             Letter of Intent for 1804 West Street

         99(f)             Cover Letters and brochure to prospective investors.

         99(g)             Lease Agreement for 1804 West Street

--------------------------
(1) Previously filed and incorporated by reference to the exhibit of the same number in the original filing of the Company's registration statement on Form SB-2 (No. 333-91817)

Item 28.  Undertakings.  The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on February 17, 2000.

                                           COMMERCEFIRST BANCORP, INC.

                                           By:  /s/ Richard J. Morgan
                                                --------------------------------
                                                Richard J. Morgan, President and
                                                Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



       SIGNATURE                                            TITLE                                   DATE

                                                   Director                                               , 2000
---------------------------------------------                                                   ---------
Edward B. Howlin, Jr.



 /s/ Milton D. Jernigan II                         Chairman of the Board of Directors          February 17, 2000
---------------------------------------------
Milton D. Jernigan II



                                                   Vice Chairman of the Board of Directors,              , 2000
---------------------------------------------                                                   ---------
Alvin R. Maier                                     Secretary and Treasurer



 /s/ Richard J. Morgan                             Director, President - Chief Executive        February 17, 2000
---------------------------------------------
Richard J. Morgan                                  Officer
                                                   (Principal Executive Officer)


 /s/ Lamont Thomas                                 Director, Executive Vice President-         February 17, 2000
---------------------------------------------
Lamont Thomas                                      Chief Operating Officer
                                                   (Principal Financial and Accounting Officer)

